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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

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YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF FURTHER
REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2007 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 26, 2007 at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249, for the following purposes:
(1)	Elect three Class I directors to serve until the 2010 Annual Meeting or until their respective successors are elected and have been qualified;

(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007;

(3)	Vote on a shareholder proposal entitled, “Director Election Majority Vote Proposal;”

(4)	Vote on a shareholder proposal entitled, “Shareholder Ratification of Executive Compensation Proposal;”

(5)	Vote on a shareholder proposal entitled, “Supplemental Executive Retirement Plan Policy Proposal;” and

(6)	Transact any other business properly brought before the meeting.

By order of the board of directors,

Jay D. Browning
Senior Vice President and Secretary

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2007

VALERO ENERGY CORPORATION
PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

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VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 26, 2007
GENERAL INFORMATION
Unless otherwise indicated, the terms “Valero,” “we,” “our” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries or to all of them taken as a whole. The term “Board” means our board of directors.
This proxy statement is being mailed to holders of our common stock, $0.01 par value, beginning on or about March 23, 2007, in connection with the solicitation of proxies by the Board to be voted at the 2007 Annual Meeting of Stockholders on April 26, 2007 (“Annual Meeting”). The accompanying notice describes the time, place and purposes of the Annual Meeting.
Holders of record of Valero’s common stock at the close of business on March 1, 2007 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 600,055,514 shares of Common Stock were issued and outstanding and entitled to one vote per share.
Action may be taken at the Annual Meeting on April 26, 2007 or on any date to which the meeting may be adjourned. Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. You may revoke your proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange (“NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on such a proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Per the NYSE’s rules, brokers will not have discretion to vote on the shareholder proposals presented as Proposals 3, 4 and 5 in this proxy statement, but will have discretion to vote on the other items scheduled to be presented at the Annual Meeting.
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $14,000, plus reimbursement of certain out-of-pocket expenses.

For participants in Valero’s thrift plan, the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account(s) in the thrift plan. For shares held by the plan, the proxy card will constitute an instruction to the trustee of the plan on how those shares should be voted. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.
Our 2005 and 2004 Stock Splits. Our common stock split two-for-one on December 15, 2005 and on October 7, 2004. Each split was effected in the form of a common stock dividend. All share and per share data (except par value) in this proxy statement have been adjusted to reflect the effect of these stock splits for all periods presented.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of its board of directors. Our Board conducts its business through meetings of its members and its committees. During 2006, our Board held six meetings and the standing committees held 22 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the annual stockholders meeting. All Board members attended the 2006 annual stockholders meeting.
Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II, and Class III directors, with each class serving a staggered three-year term.
INDEPENDENT DIRECTORS
The Board presently has one member from our management, William R. Klesse, Chief Executive Officer and Chairman of the Board, and nine non-management directors. Two additional non-management directors served on our Board during 2006, namely, E. Glenn Biggs, who retired from the Board on April 27, 2006, and William E. Greehey, who resigned from the Board on January 17, 2007. The Board determined that 10 of 11 of its non-management directors who served at any time during 2006 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were: E. Glenn Biggs, W.E. “Bill” Bradford, Ronald K. Calgaard, Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek and Susan Kaufman Purcell.
William E. Greehey served as Chairman of the Board during 2006. He had previously served as Valero’s Chief Executive Officer until his retirement from that position at the end of 2005. As a former member of management, Mr. Greehey was not an independent director under the NYSE’s listing standards.
William R. Klesse was elected Chief Executive Officer of Valero upon Mr. Greehey’s retirement from that position in 2005. As a member of management, Mr. Klesse is not an independent director under the NYSE’s listing standards.
The Board’s Audit, Compensation and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (“SEC”).

Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with Valero. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either no relationship with Valero, either directly or as a partner, shareholder, or officer of an organization that has a relationship with Valero, or has only immaterial relationships with Valero, and is therefore independent under the NYSE’s listing standards.
As provided for under the NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. These standards are published in Article I of Valero’s Corporate Governance Guidelines and are available on our website at www.valero.com (under the “Corporate Governance” tab in the “Investor Relations” section). Under the NYSE listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of the Company and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

COMMITTEES OF THE BOARD
The Board has standing Audit, Compensation, Executive, Finance, and Nominating/Governance Committees. Each committee has a written charter. These charters are published on our website at www.valero.com (under the “Corporate Governance” tab in the “Investor Relations” section). The committees of the Board and the number of meetings held by each committee in 2006 are described below.
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. The Audit Committee also monitors our efforts to comply with environmental laws and regulations. Members of the Audit Committee during 2006 were Ruben M. Escobedo (Chairman), E. Glenn Biggs (who retired on April 27, 2006), Irl F. Engelhardt, and Susan Kaufman Purcell. In February 2007, the Board also appointed Ronald K. Calgaard to the Audit Committee. The Audit Committee met eight times in 2006. The “Report of the Audit Committee for Fiscal Year 2006” appears below following the disclosures related to Proposal 2.
The Board has determined that a member of the Audit Committee, namely Ruben M. Escobedo, is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Escobedo’s relevant experience, see “Information Concerning Nominees and Other Directors” below.
Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity compensation plans and incentive bonus plan. See “Compensation Discussion and Analysis” below. The Compensation Committee has for administrative convenience delegated authority to the Company’s Chief Executive Officer to make non-material amendments to the Company’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.
Members of the Compensation Committee during 2006 were Bob Marbut (Chairman), W.E. “Bill” Bradford, Jerry D. Choate, and Robert A. Profusek. The Compensation Committee met five times in 2006.
The “Compensation Committee Report” for fiscal year 2006 appears below, immediately preceding “Compensation Discussion and Analysis.”
     Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee listed above has ever served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under any paragraph of Item 404 of the SEC’s Regulation S-K, which addresses related party transactions.

Executive Committee
The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. With limited exceptions specified in Valero’s bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee during 2006 were William E. Greehey (Chairman), Irl F. Engelhardt, Ruben M. Escobedo, and William R. Klesse. In February 2007, William R. Klesse was appointed as Chairman of the Executive Committee, and Jerry D. Choate and Bob Marbut were also appointed to the Executive Committee. The Executive Committee met one time in 2006.
Finance Committee
The Finance Committee reviews and monitors the investment policies and performance of our thrift and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. Members of the Finance Committee during 2006 were Ronald K. Calgaard (Chairman), William E. Greehey, Bob Marbut, Donald L. Nickles, and Susan Kaufman Purcell. In February 2007, Irl F. Englehardt was appointed Chairman of the Finance Committee, Ruben M. Escobedo was appointed to the Finance Committee, and Ronald K. Calgaard was moved from the Finance Committee to the Audit Committee. The Finance Committee met four times in 2006.
Nominating/Governance Committee
The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics. Members of the Nominating/Governance Committee during 2006 were Jerry D. Choate (Chairman), W.E. “Bill” Bradford, Ronald K. Calgaard, Donald L. Nickles, and Robert A. Profusek. The Nominating/Governance Committee met four times in 2006.
In addition to recommending Ruben M. Escobedo, Bob Marbut and Robert A. Profusek as the director nominees for election as Class I directors at the 2007 Annual Meeting, the committee considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management (see “Lead Director and Meetings of Non-Management Directors” below), and recommended assignments for the committees of the Board. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the 2007 Annual Meeting, the appointment of a lead director, and assignments for the committees of the Board.
     Selection of Director Nominees
The Nominating/Governance Committee solicits recommendations for potential Board candidates from a number of sources including members of the Board, Valero’s officers, individuals personally known to the members of the Board, and third-party research. In addition, the committee will consider candidates submitted by stockholders. Any submissions by stockholders must be in writing and include the candidate’s name, qualifications for Board membership, and sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Submissions must be directed to Valero’s Corporate Secretary at the address indicated on the cover page of this proxy statement. The level of consideration that the committee will give to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. Also, to nominate a person for election as a director at an annual stockholders meeting, our bylaws require stockholders to follow certain procedures, including providing timely notice, as described under “Notice Required for Stockholder Nominations and Proposals” below.
     Evaluation of Director Candidates
The Nominating/Governance Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the existing Board members’ skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other relevant expertise.
The Nominating/Governance Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.
Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.
LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Following the recommendation of the Nominating/Governance Committee, the Board designated Ronald K. Calgaard to serve as the Lead Director during 2006 for meetings of the non-management Board members outside the presence of management. In 2007, following the recommendation of the Nominating/Governance Committee, the Board designated W.E. “Bill” Bradford to serve as the Lead Director during 2007. Non-management Board members regularly meet outside the presence of management.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Our Board is divided into three classes for purposes of election. Three Class I directors will be elected at the 2007 Annual Meeting to serve a three-year term that will expire at the 2010 Annual Meeting. Nominees for Class I directors are Ruben M. Escobedo, Bob Marbut, and Robert A. Profusek. The persons named in the enclosed proxy card intend to vote for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.
The Board recommends that stockholders vote “FOR ALL” nominees.
Directors are elected by a plurality of the votes cast by the holders of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The nominees for Class I directors receiving the greatest number of votes, whether or not these votes represent a majority of the votes of the holders of the shares of common stock present and voting at the Annual Meeting, will be elected as directors. Votes “withheld” from a nominee will not count against the election of the nominee. However, any director who receives a greater number of votes “withheld” from the director’s election than votes “for” the director’s election will be required to tender his or her resignation. See “Majority Voting Policy” below.
If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.
MAJORITY VOTING POLICY
The Board has adopted a majority voting policy for the election of directors. The full text of the policy is published below within the disclosures relating to Proposal 3. Under the policy, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Withheld Director”) will promptly tender his or her resignation. The Nominating/Governance Committee will promptly consider the resignation submitted by the Withheld Director, and the Nominating/Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Nominating/Governance Committee will consider all factors deemed relevant by the members of the committee, including the stated reasons why stockholders “withheld” votes for election from such Withheld Director, the length of service and qualifications of the Withheld Director, the Withheld Director’s contributions to Valero, and Valero’s Corporate Governance Guidelines.
The Board will act on the Nominating/Governance Committee’s recommendation no later than 90 days following the date of the stockholders meeting when the election occurred. In considering the Nominating/Governance Committee’s recommendation, the Board will consider the factors considered by the committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Nominating/Governance Committee’s recommendation, we will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the SEC. To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Nominating/Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS
The following table describes (i) each nominee for election as a director at the 2007 Annual Meeting, and (ii) the other members of the Board whose terms expire in 2008 and 2009. The information provided is based partly on data furnished by the directors and partly on Valero’s records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

	Position(s) Held	Executive Officer	Age as of	Director
	with Valero	or Director Since (1)	12/31/06	Class (2)

Nominees
Ruben M. Escobedo	Director	1994	69	I
Bob Marbut	Director	2001	71	I
Robert A. Profusek	Director	2005	56	I

Other Directors
W.E. “Bill” Bradford	Director	2001	71	II
Ronald K. Calgaard	Director	1996	69	II
Irl F. Engelhardt	Director	2006	60	II
Jerry D. Choate	Director	1999	68	III
William R. Klesse	Chairman of the Board and Chief Executive Officer	2001	60	III
Donald L. Nickles	Director	2005	58	III
Susan Kaufman Purcell	Director	1994	64	III
Footnotes:

(1)	Dates reported include service on the Board of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	The terms of office of Class I directors will expire at the 2010 Annual Meeting. The terms of office of the Class II directors will expire at the 2008 Annual Meeting and the terms of office of the Class III directors will expire at the 2009 Annual Meeting.
Class I Nominees
     Mr. Escobedo is a Certified Public Accountant and has been employed with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc., and previously served as a director of Valero Natural Gas Company from 1989 to 1994. Mr. Escobedo has served as a director of Valero or its former parent company since 1994.

     Mr. Marbut has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since 1992, and Chairman of SecTecGLOBAL, Inc. since 2002. He also serves as Executive Chairman of Electronics Line 3000 Ltd. and as Chairman and Co-Chief Executive Officer of Argyle Security Acquisition Corporation. He is a director of Tupperware Brands Corporation and Hearst-Argyle Television, Inc. Mr. Marbut previously served as Chief Executive Officer of SecTecGLOBAL, Inc. from 2002 through 2006. He also previously served as Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc., Chairman and Chief Executive Officer of Argyle Television, Inc. and of Argyle Television Holding, Inc., and as Vice Chairman, President and Chief Executive Officer of Harte-Hanks Communications, Inc. Mr. Marbut served as a director of Ultramar Diamond Shamrock Corporation (UDS) since 1990, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
     Mr. Profusek is a partner of and heads the mergers and acquisitions department of the Jones Day law firm. His law practice focuses on M&A/takeovers, restructurings, and corporate governance matters, including compensation. He is also a director of CTS Corporation. He served as Executive Vice President of Omnicom Group Inc. from May 2000 to August 2002. Prior to May 2000, he was a partner at Jones Day, which he joined in 1975. Prior to his election as a director of Valero in 2005, Mr. Profusek served as a director of the managing general partner of Valero L.P. since 2001.
Other Directors
     Mr. Bradford is the retired Chairman of Halliburton Company. Prior to its 1998 merger with Halliburton, he was Chairman and Chief Executive Officer of Dresser Industries, Inc., where he had been employed in various capacities since 1963. Mr. Bradford served as a director of UDS or its predecessors since 1992, and has served as a director of Valero since Valero’s acquisition of UDS in 2001.
     Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was formerly Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc. in San Antonio from 2000 to February 2006. Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He is also a director of The Trust Company, N.A. and served as its Chairman from June 1999 until January 2000. He previously served as a director of Valero Natural Gas Company from 1987 to 1994. Dr. Calgaard has served as a director of Valero or its former parent company since 1996.
     Mr. Choate retired from Allstate Corporation at the end of 1998 where he had served as Chairman of the Board and Chief Executive Officer since January 1, 1995. Mr. Choate also serves as a director of Amgen, Inc., H&R Block, and Van Kampen Mutual Funds. Mr. Choate has served as a director of Valero since 1999.
     Mr. Engelhardt is Chairman of the Board of Peabody Energy Corporation. He has been a director of Peabody and its predecessor company since 1990. He served as both Chairman and Chief Executive Officer of Peabody from 1993 through 2005 when he retired as Chief Executive Officer. He served as Chief Executive Officer of a predecessor company from 1990 to 1998. Mr. Engelhardt is also a director of The Williams Companies, Inc. and is Chairman of The Federal Reserve Bank of St. Louis.
     Mr. Klesse is Valero’s Chairman of the Board and Chief Executive Officer. He was elected Chairman of the Board on January 18, 2007. He previously served as Valero’s Chief Executive Officer and Vice Chairman of the Board since the end of 2005. He served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President—Refining and Commercial Operations since Valero’s acquisition of UDS in 2001.

     Senator Nickles retired in January 2005 as U.S. Senator from Oklahoma after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee, and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Chesapeake Energy Corporation and Fortress America Acquisition Corporation. He has served as a director of Valero since February of 2005.
     Dr. Purcell is the Director of the Center for Hemispheric Policy at the University of Miami. The center was formed to examine the relationship between the United States and Latin America with respect to economic development, trade, healthcare, politics, security, and other issues. Dr. Purcell previously served as Vice President of the Americas Society in New York, New York since 1989 and also as Vice President of the Council of the Americas. Dr. Purcell has served as a director of Valero or its former parent company since 1994.
For information regarding the nominees’ holdings of Valero common stock, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Executive Compensation,” and “Certain Relationships and Related Transactions.”

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
The following table present information regarding each entity we know to be a beneficial owner of more than five percent of our common stock as of December 31, 2006. The information is based solely upon statements on Schedules 13G filed by such entities with the SEC.

	Name and Address	Shares	Percent
Title of Security	of Beneficial Owner	Beneficially Owned	of Class *

Common Stock	FMR Corp. (1)	66,825,126	11.05%
	82 Devonshire Street
	Boston, Massachusetts 02109

	Barclays Global Investors, N.A. (2)	39,208,586	6.49%
	45 Fremont St., 17th Floor
	San Francisco, California 94105

*	The reported percentages are based on 603,763,431 shares of common stock outstanding on December 31, 2006.

(1)	FMR Corp. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 66,825,126 shares, that it had sole voting power with respect to 8,650,836 shares and sole dispositive power with respect to 66,825,126 shares.

(2)	Barclays Global Investors, N.A. has filed with the SEC a Schedule 13G, reporting that it or certain of its affiliates beneficially owned in the aggregate 39,208,586 shares, that it had sole voting power with respect to 24,852,905 shares and sole dispositive power with respect to 29,608,433 shares.

Directors, Nominees, Executive Officers. Except as otherwise indicated, the following table presents information as of February 1, 2007 regarding Valero common stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

		Shares Under
Name of	Shares Beneficially	Exercisable Options	Percent of Class of
Beneficial Owner (1)	Owned (2) (3)	(4)	Common Stock (2)
W.E. “Bill” Bradford	51,224	70,120	*
Ronald K. Calgaard	22,779	28,000	*
Jerry D. Choate	15,546	56,000	*
Michael S. Ciskowski	370,543	64,120	*
S. Eugene Edwards	96,698	12,460	*
Irl F. Engelhardt	4,212	1,667	*
Ruben M. Escobedo (5)	28,656	40,000	*
Gregory C. King	398,643	273,600	*
William R. Klesse	604,628	953,704	*
Bob Marbut (6)	60,218	81,184	*
Richard J. Marcogliese	69,360	249,800	*
Donald L. Nickles	4,230	6,667	*
Robert A. Profusek	4,120	3,334	*
Susan Kaufman Purcell	11,443	44,000	*
all executive officers and directors as a group (15 persons)	1,798,732	1,897,056	*

*	Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is One Valero Way, San Antonio, Texas 78249.

(2)	As of February 1, 2007, 606,049,179 shares of common stock were deemed outstanding (following Instruction 1 to Item 403 of Regulation S-K). No executive officer, director, or nominee for director owns any class of equity securities of Valero other than common stock. None of the shares listed above are pledged as security. The calculation for “Percent of Class of Common Stock” includes shares listed under the captions “Shares Beneficially Owned” and “Shares Under Exercisable Options.”

(3)	Includes shares allocated under the Valero Thrift Plan through January 31, 2007 and shares of restricted stock. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote and to dispose or direct the disposition of all shares beneficially owned by him or her. Restricted stock may not be disposed of until vested. Does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Exercisable Options.”

(4)	Includes options that are exercisable within 60 days from February 1, 2007. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded. Except as set forth in this proxy statement, none of the current executive officers, directors, or nominees for director holds any rights to acquire shares of our common stock, except through exercise of stock options.

(5)	Includes 2,692 shares held by spouse and 2,692 shares held in a trust.

(6)	Includes 12,028 shares held by a corporation controlled by the listed person.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that during the year ended December 31, 2006, all Section 16(a) reports applicable to our executive officers, directors and greater than 10% stockholders were timely filed, except for: (a) a Form 5 for Gregory C. King, President, involving two gifts totaling 16,555 shares that were made in December 2005 (the transactions were reported on a Form 5 filed in January 2007), (b) a Form 5 for Michael S. Ciskowski, Executive Vice President and Chief Financial Officer, involving two gifts totaling 1,310 shares that were made in 2003 and 2004 (the transactions were reported on a Form 5 filed in March 2007), and (c) a Form 4 for Ruben M. Escobedo, director, involving a sale of 8,700 shares on June 20, 2006 (the transaction was reported on a Form 4 filed June 26, 2006, and amended March 12, 2007).

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Bob Marbut, Chairman
W.E. “Bill” Bradford
Jerry D. Choate
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our philosophy for compensating our named executive officers is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both company and individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•	to produce long-term, positive results for our stockholders;

•	to build stockholder wealth while practicing good corporate governance;

•	to align executive incentive compensation with Valero’s short- and long-term performance results, with discrete measurements of such performance; and

•	to provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to be successful.
Compensation for our named executive officers includes base salary, an annual incentive bonus opportunity, and long-term, equity-based incentives. Our named executive officers also participate in benefit plans generally available to our other employees.
ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee is composed of four independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The Compensation Committee has also retained Towers Perrin as an independent compensation consultant with respect to executive compensation matters. In its role as an advisor to the Compensation Committee, Towers Perrin is retained directly by the Committee, which has the authority to select, retain, and/or terminate its relationship with the consulting firm in its sole discretion. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Compensation Committee.”

Selection of Comparator Group and Other Data Resources
When determining executive compensation, the Compensation Committee relies on several sources of competitive compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term compensation. We use a Compensation Comparator Group, consisting of compensation information and analyses of Towers Perrin that include compensation practices and available data for a group of 13 companies that significantly participate in the domestic oil refining and marketing industry. We also use other Towers Perrin and independent compensation survey data for executive pay practices in the oil refining and marketing industry as well as general industry. The data are compiled by Towers Perrin, which also determines percentile benchmarks within the competitive data. The selection of the Compensation Comparator Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships for the positions under consideration.
Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff utilizing the foregoing information and analyses and with assistance from Towers Perrin. Use of the Compensation Comparator Group and the other compensation survey data is consistent with our philosophy of providing executive compensation and benefits that are competitive with those of companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in our Compensation Comparator Group, the domestic oil refining and marketing industry, and general industry.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the compensation level and target for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, and evaluate the position relative to managerial authorities throughout the management ranks of Valero.
Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed and approved by the Compensation Committee and by the Board, based on the competitive survey data, and discretionary adjustments may be made based upon their independent evaluation of the Chief Executive Officer’s performance and contributions.
In the third quarter of each fiscal year, the Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by the Committee’s consultant. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.

The following table summarizes the approximate timing of some of our more significant compensation events:

Event	Timing

establish financial performance objectives for annual incentive bonus	first quarter

determine annual incentive bonus for preceding fiscal year	first quarter

review and certify financial performance for performance shares granted in prior years	first quarter

consider base salaries for executive officers for next fiscal year	fourth quarter

consider long-term incentive compensation awards	fourth quarter
ELEMENTS OF EXECUTIVE COMPENSATION
General
Our executive compensation programs consist of the following material elements:
•	base salaries;

•	annual incentive bonuses;

•	long-term equity-based incentives, including:
•	performance shares;

•	stock options; and

•	restricted stock; and
•	medical and other insurance benefits, retirement benefits and other perquisites.
We chose these elements in order to remain competitive in attracting and retaining executive talent and to provide strong performance incentives that provide the potential for both current and long-term payouts. We use base salary as the foundation for our executive compensation program. Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities as well as foundation upon which incentive opportunities and benefit levels are established. Our annual incentive bonuses are designed to focus our executives on Valero’s attainment of key financial performance measures (i.e., return on investment, earnings per share, and total shareholder return) to generate profitable annual operations and sustaining results. Our long-term equity incentive awards are designed to directly tie the executive’s financial reward opportunities with the rewards to shareholders as measured by long-term stock price performance and payment of regular dividends, and increasing the shareholders’ return on investment.

For 2006, the Compensation Committee maintained its compensation philosophy of setting “target” compensation at or near the 50th percentile of competitive practice. This means that we established base salary rates for each of our named executive officers at or near the 50th percentile benchmark of the Compensation Comparator Group. We also established annual incentive bonus and long-term incentive target opportunities (expressed as a percentage of base salary) for each executive position based upon the 50th percentile benchmark of the competitive survey data.
Relative Size of Major Compensation Elements
In setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Compensation Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance.
The level of incentive compensation typically increases in relation to an executive officer’s responsibilities within the company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. The Compensation Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year. In this regard, the Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. Because we place such a large amount of our total executive compensation opportunity at risk in the form of variable pay (annual and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we will not reduce the size of a target long-term incentive grant in a particular year solely because Valero’s stock price performed well during the immediately preceding years. The Compensation Committee believes that any such adjustments would be sending an inappropriate signal to management that current compensation may be penalized as a result of prior success.
Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance and performance objectives for the Chief Executive Officer and our other named executive officers. Compensation for our Chief Executive Officer is reviewed and approved by the Compensation Committee and the Board. For officers other than the Chief Executive Officer, individual performance is evaluated with the recommendations of the Chief Executive Officer. Individual performance and objectives are specific to each officer position and may relate to the following matters, among others:
•	personal growth and development;

•	acquisitions or divestitures; or

•	any other business priority.
This evaluation information is used to supplement our objective compensation criteria. For example, if an officer’s indicated bonus were calculated to be $100,000, the individual performance evaluation by the Chief Executive Officer might result in a reduction of that officer’s bonus to $90,000 or an increase to $110,000.

The following table summarizes the relative size of base salary and incentive compensation for 2006 (which we call “total direct compensation”) for each of our named executive officers:

	Percentage of Total Direct Compensation
		Annual
Name	Base Salary	Incentive Bonus	Long-Term Incentives
William R. Klesse	14%	18%	68%
Gregory C. King	23%	18%	59%
Michael S. Ciskowski	27%	19%	54%
Richard J. Marcogliese	27%	19%	54%
S. Eugene Edwards	27%	19%	54%
Base Salaries
Base salaries for each executive position are set based on the Compensation Comparator Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of Valero. Salaries are also periodically adjusted to remain competitive with the Compensation Comparator Group.
During 2006, the base salaries of our named executive officers were adjusted to the following levels:

Name	Base Salary
William R. Klesse	$900,000
Gregory C. King	$707,000
Michael S. Ciskowski	$465,000
Richard J. Marcogliese	$415,000
S. Eugene Edwards	$370,000
The base salaries for our Chief Executive Officer and other executive officers are approved by the Compensation Committee based on recommendations of Towers Perrin and our compensation staff. Base salaries for executive officers other than the Chief Executive Officer are also based upon the recommendation of the Chief Executive Officer. Valero’s bylaws also require the independent directors of the Board to review and approve all compensation of the Chief Executive Officer.
The base salaries of our named executive officers were increased in fiscal year 2006 to remain competitive in our market and to recognize the promotions of William R. Klesse to Chief Executive Officer, and Richard J. Marcogliese and S. Eugene Edwards to the Executive Vice President level.
Annual Incentive Bonus
Our named executive officers can earn annual incentive bonuses based on the following three factors:
•	the position of the named executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, based on competitive compensation survey data at the 50th percentile, with the targets ranging from a low of 70% of base salary to 125% of base salary for our Chief Executive Officer;

•	Valero’s realization of quantitative financial performance goals for the year, which are approved by the Compensation Committee during the first quarter of the year; and

•	a qualitative evaluation of the individual’s performance.

The following table shows the percentage of each named executive’s annual salary that represents his annual bonus target for the fiscal year ended December 31, 2006 before discretionary adjustments by the Compensation Committee, as discussed below:

Annual Incentive Bonus Target
Name	as a Percentage of Base Salary
William R. Klesse	125%
Gregory C. King	80%
Michael S. Ciskowski	70%
Richard J. Marcogliese	70%
S. Eugene Edwards	70%
     Company Financial Performance Objectives
The dollar amount of a named executive officer’s annual incentive bonus is determined by first multiplying the executive’s bonus target percentage by his base salary (e.g., for Mr. Klesse, 125% times $900,000, resulting in an annual incentive bonus target of $1,125,000). Then, the performance of Valero for the applicable year is assessed using a quantitative formula that measures Valero’s earnings per share, total shareholder return, and return on investment, which are measured against target levels for each as pre-established by the Compensation Committee. The sum of the three calculations (each metric is weighted equally as one-third of the total) yields a total performance score that is then applied to the executive’s bonus target to determine his annual incentive bonus award for the year. The performance score can range from 0% of target to as high as 200% of the target. (To continue the foregoing example, if Valero’s performance yielded a 140% performance score, then Mr. Klesse’s annual incentive target of $1,125,000 would be multiplied by 140% to yield an actual annual incentive bonus of $1,575,000.) In addition, the Compensation Committee may adjust the total performance score from 0% to as much as 25% in either a positive or negative direction based upon its judgment of Valero’s and an executive’s performance during the year. The Committee also retains the authority to ultimately determine whether any annual incentive award will be paid to an executive officer for his or her performance during the plan year.
For 2006, the following three, equally weighted performance metrics were used to determine the annual incentive bonus awards for the year:
•	Valero’s earnings per share, or EPS, compared to the target, threshold, and maximum EPS performance levels approved at the start of the plan year by the Compensation Committee;

•	Valero’s total shareholder return, or TSR, compared to the target, threshold, and maximum TSR performance levels approved at the start of the plan year by the Compensation Committee (TSR measures the growth in the daily average closing price per share of our common stock during the month of November, including the reinvestment of dividends, compared with the daily average closing price of our common stock during the corresponding period in the prior year); and

•	Valero’s return on investment, or ROI, compared to the target, threshold, and maximum ROI performance levels, approved at the start of the plan year by the Compensation Committee, for a peer group of 10 companies[1] for the 12-month period ended September 30, 2006.

[1]	The peer group consists of the following 10 companies that are engaged in the domestic energy industry: Chevron Corp., ConocoPhillips, ExxonMobil Corp., Frontier Oil Corp., Hess Corp., Marathon Oil Corp., Murphy Oil Corp., Occidental Petroleum Corp., Sunoco Inc., and Tesoro Corp. These companies represent the peer group that we use for purposes of the “Performance Graph” disclosed in Part II, Item 5 of our Form 10-K for the year ended December 31, 2006.

We believe that these three financial performance metrics appropriately reflect our business planning process and corporate financial theory regarding financial performance measurement. We believe that annual incentive bonus plans should measure both the quantity of earnings as well as the quality of earnings, while maintaining an appropriate focus on increasing returns to stockholders. The quantity of earnings is typically measured by some amount of earnings performance, such as earnings per share or net income from operations. The quality of earnings is typically measured by some determination of return on investment, such as return on investment or return on capital employed, allowing consideration of management’s ability to generate a reasonable rate of return on the capital investment in the business. Our current incentive bonus plan considers these financial principles in its overall design.
For the EPS and TSR performance measures, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether our EPS and TSR exceed or fall short of the target EPS and TSR, respectively. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether our ROI exceeds, or falls short of, the average ROI for the peer group of 10 companies identified in the Performance Graph.
For the 2006 annual incentive bonus program, the Compensation Committee established the following company performance metrics as the target metrics: EPS of $7.15, TSR from 7.0% to 8.9%, and ROI as the average ROI of the peer group of 10 companies identified in the Performance Graph. For 2006, our performance was above the EPS target, below the TSR target, and approximately equal to the average ROI for the peer group of 10 companies identified in the Performance Graph. Accordingly, the three financial metrics generated a bonus performance score of approximately 116% of the target bonus amounts. Considering Valero’s accomplishments during 2006, which included record net income of $5.5 billion and record earnings per share of $8.64, as well as the successful integration of the Premcor acquisition, our repurchase of over $2 billion in common stock to return cash to our shareholders, our improved balance sheet and credit ratings, and the continued growth and improvement of our operations, the Compensation Committee used its discretion to adjust the bonus performance score upward by a factor of 25%, to 145%.
At the request of the Chief Executive Officer, the Compensation Committee determined that the bonus of the Chief Executive Officer would be paid at the target amount of 116% rather than the discretionary adjusted amount of 145%. Also upon the recommendation of the Chief Executive Officer, the Compensation Committee determined that an amount equal to the difference between the Chief Executive’s target bonus amount of 116% and discretionary bonus amount of 145%, or $326,250, would be added to the all-employee bonus pool and distributed as an incremental bonus to all the employees participating in the all-employee bonus plan.
As a group, our named executive officers received bonus awards at an average of approximately 135% of their target bonus amounts.
Long-Term Incentive Awards
We provide stock-based, long-term compensation for executives through our 2005 Omnibus Stock Incentive Plan, which was approved by our stockholders on April 28, 2005. Prior to that, such compensation was provided under the now-discontinued 2001 Executive Stock Incentive Plan, which was approved by our stockholders on May 10, 2001. The plans provide for a variety of stock and stock-based awards, including performance shares that vest (become nonforfeitable) upon Valero’s achievement of an objective performance goal, as well as stock options and restricted stock, each of which vest over a period determined by the Compensation Committee.
For each eligible executive, a target amount of long-term incentives is established based on the 50th percentile of the Compensation Comparator Group and is expressed as a percentage of base salary. Under the design of the long-term incentive program, awards consist of an allocation of performance shares, stock options and restricted stock. The allocation of awards provides 30% of long-term incentives in the form of performance shares, 35% in the form of stock options, and 35% in the form of restricted stock, and is based on Valero’s determination to award long-term components in approximately one-third increments to provide an appropriate balance of long-term incentives. The targeted award can then be adjusted based upon an evaluation of the executive’s individual performance, which (for executives other than the Chief Executive Officer) is based upon the recommendation of the Chief Executive Officer. As with the annual incentive bonus, the Compensation Committee retains discretion to determine whether any award should be made.
The Compensation Committee does not time grants of long-term incentive awards around Valero’s release of undisclosed material information.
The following table shows the percentages of each named executive’s base salary and Total Direct Compensation that represent his long-term compensation target for the fiscal year ended December 31, 2006:

		Long-Term Incentive
	Long-Term Incentive	Awards Target as a
	Awards Target as a	Percentage of “Total
	Percentage of Base	Direct Compensation”
Name	Salary	[2]
William R. Klesse	485%	68%
Gregory C. King	260%	59%
Michael S. Ciskowski	200%	54%
Richard J. Marcogliese	200%	54%
S. Eugene Edwards	200%	54%
     Performance Shares
Performance shares comprise 30% of each named executive officer’s total long-term incentive target. The Compensation Committee currently expects to award performance shares annually. Performance shares are earned only upon Valero’s achievement of an objective performance measure, namely total shareholder return. Total shareholder return is the performance measure used for determining what portion of an executive’s previously granted performance shares may vest. The Compensation Committee believes this type of incentive award strengthens the tie between the named executive’s pay and our financial performance. Because performance share awards are intended to provide an incentive for future performance, determinations of individual awards are not based upon our past performance.
Each award is subject to vesting in three annual increments, based upon our total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, our total shareholder return for the prior three years is compared to that of the peer group of 10 companies identified in the Performance Graph and ranked by quartile. Executives then earn 0%, 50%, 100% or 150% of that portion of the initial grant amount that is vesting, depending upon whether our total shareholder return is in the last, 3rd, 2nd or 1st quartile, respectively, and they earn 200% if we rank highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile performance ranking for that subsequent period. For the performance period ended December 31, 2006, our performance ranked third in the group, placing us in the first quartile of the group and resulting in the vesting of eligible shares at the 150% level.

[2]	We use the term “Total Direct Compensation” to refer to the sum of an executive’s base salary, incentive bonus, and long-term incentive awards for a particular fiscal year.

Our named executive officers received two separate awards of performance shares during 2006. The second award of performance shares, made during the fourth quarter of 2006, would ordinarily have been approved in January 2007, but the Committee determined to transition the administration of all long-term incentive compensation to the same time each year, namely, during the fourth quarter. The measurement period for determining the vesting, if any, of the October 2006 grants will be consistent with our past practice, and will be the same as if the awards had been approved and granted in January 2007.
The following table shows the percentages of each named executive’s base salary and Total Direct Compensation that represent his performance shares target for the fiscal year ended December 31, 2006.

		Performance Shares
	Performance Shares	Award Target as a
	Target as a Percentage	Percentage of Total
Name	of Base Salary	Direct Compensation
William R. Klesse	145%	20%
Gregory C. King	78%	17%
Michael S. Ciskowski	60%	16%
Richard J. Marcogliese	60%	16%
S. Eugene Edwards	60%	16%
     Stock Options and Restricted Stock
In 2003, the Compensation Committee revised its policy regarding our use of stock options as a component of long-term incentive compensation, and this revised policy has continued through 2006. Anticipating the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS 123R), which requires companies to expense the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards, and in view of the portion of previously granted stock options that remained unexercised, the Compensation Committee determined to reduce its use of stock options by approximately one-third in the overall mix of our executives’ long-term incentive compensation. The Committee replaced that portion of compensation with a number of shares of restricted stock of approximately equal value.
In addition, to further emphasize longer-term company performance and to reduce compensation expense, the Compensation Committee determined that awards of restricted stock and stock options will vest in equal annual installments over a period of five years (previous awards made by the Compensation Committee generally vested over a period of three years). Options awarded in 2005 and 2006 generally have seven-year terms and options awarded in prior years generally have ten-year terms.
Grants and vesting of stock options and restricted stock are not contingent upon the achievement of any specified performance targets. However, because the exercise price of options cannot be less than 100% of the fair market value of our common stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of our common stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.
Stock options comprise 35% of each officer’s total long-term incentive target, and shares of restricted stock comprise an additional 35% of each officer’s total long-term incentive target. The Compensation Committee presently expects to make awards of options and restricted stock annually.

The stock option and restricted stock components of our executives’ 2006 long-term incentive package were awarded in October 2006. The following table shows the percentages of each named executive’s base salary and Total Direct Compensation that represent his stock option and restricted stock targets for the fiscal year ended December 31, 2006.

		Stock Option Target	Restricted Stock	Restricted Stock
	Stock Option Target	as a Percentage of	Target as a	Target as
	as a Percentage of	Total Direct	Percentage of Base	Percentage of Total
Name	Base Salary	Compensation	Salary	Direct Compensation
William R. Klesse	170%	24%	170%	24%
Gregory C. King	91%	21%	91%	21%
Michael S. Ciskowski	70%	19%	70%	19%
Richard J. Marcogliese	70%	19%	70%	19%
S. Eugene Edwards	70%	19%	70%	19%
The Compensation Committee considers and grants awards of stock options and restricted stock to our executives and other employees annually, typically during the third or fourth quarter. The Compensation Committee may also grant stock options or restricted stock to new executives and employees when they are hired. During periods between meetings of the Compensation Committee, as an administrative convenience, the Chief Executive Officer has limited authority to make awards to employees other than executive officers when they are hired.
The exercise price for stock options is the mean of the highest and lowest sales prices per share of our common stock as reported on the New York Stock Exchange on the grant date. All awards of options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of the stock options have a grant date that is equal to or after the date on which the options were approved the Compensation Committee, except for grants to our Chief Executive Officer, which have a grant date that is equal to or after the date on which our independent directors approve grants recommended by the Compensation Committee, and grants to new-hires which have a grant date equal to the date on which the new employee commences employment with Valero.
Perquisites and Other Benefits
     Perquisites
We provide certain perquisites to our executive officers. Executives are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, annual health examination, residential alarm monitoring, residential internet service with access to Valero’s information services portal, and tickets to sporting and other entertainment events. We do not provide executive officers with automobiles or automobile allowances, supplemental executive medical benefits or coverage. In addition, we generally do not allow executives to use company aircraft for personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives when executives are traveling on company aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

     Other Benefits
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.
Executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under “Post-Employment Benefits.”
Post-Employment Benefits
     Pension Plans
We maintain a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or SERP, which provide supplemental pension benefits to certain highly compensated employees, and under which our named executive officers are participants. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.
The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with our former parent, affording the highest such average) times the participant’s years of credited service. The SERP provides an additional benefit equal to .35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service are considered, including employment with our former parent and its subsidiaries. An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan and SERP includes salary and bonus. Pension benefits are not subject to any deduction for social security or other offset amounts.
For more information regarding our named executive officers’ participation in our pension plans, see the table under the caption “Pension Benefits” and its related disclosures.

     Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until retirement or termination of employment, or at other designated distribution times provided for in the DC Plan. The DC Plan is a non-qualified deferred compensation arrangement designed to be a “top hat” plan within the meaning of the Employee Retirement Income Security Act (“ERISA”) and is, therefore, exempt from most of ERISA’s requirements relating to pension plans. The DC Plan is not designed to constitute a qualified pension plan under section 401(a) of the Internal Revenue Code of 1986 (“Code”).
Designated eligible employees are intended to constitute a select group of management or highly compensated employees within the meaning of ERISA. Each year, eligible employees are permitted to elect to defer up to 30% of their salary and/or 50% of their cash bonuses payable during the following year under the DC Plan. The DC Plan also permits Valero to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as Valero may determine. No such additional discretionary contributions have been made to date.
Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by the BPAC from time to time.
At the time of their deferral elections, participants may also elect when and over what period of time their deferrals will be distributed. Participants may elect to have their accounts distributed in a lump sum on a specified date in the future. Additionally, even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s retirement or other termination of employment.
Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or the January 1 following the date of retirement of termination. Participants may also elect to have their accounts distributed in one lump sum payment or in five, ten or fifteen year installments upon retirement, and in a lump sum or five annual installments upon other termination. If participants fail to make a distribution election, their accounts will be distributed in fifteen annual installments commencing as soon as reasonably practical following retirement, or in a lump sum as soon as reasonably practical following other termination. Further, upon a participant’s disability (as defined in the DC Plan), the participant’s DC Plan account is distributed in 15 annual installments to the participant, and, upon a participant’s death, the account is distributed to the participant’s beneficiary in a lump sum payment. Participants are also permitted to make in-service partial withdrawals in the event of an unforeseeable emergency.
Upon a change in control (as defined in the DC Plan) of Valero, all DC Plan accounts are immediately vested in full; however, distributions are not accelerated and are made in accordance with the DC Plan’s normal distribution provisions.
As a nonqualified deferred compensation arrangement, the DC Plan is subject to Code section 409A and its regulations. We intend to administer and interpret the DC Plan in a manner consistent with such Code section and regulations. Additional DC Plan amendments will be made under transitional relief provided by the Internal Revenue Service under Code section 409A, in order to document the DC Plan’s compliance with these rules.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to our employees whose annual additions to our qualified 401(k) plan (“Thrift Plan”) are subject to the limitations on such annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (1) an “excess benefit plan” as defined under Section 3(36) of ERISA, and (2) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA.
Information regarding contributions by Valero and each of our named executive officers under our non-qualified defined contribution and other deferred compensation plans during the year ended December 31, 2006, is stated in this proxy statement in the table under the caption “Nonqualified Deferred Compensation.”
     Severance Arrangements
We have entered into change of control agreements with each of the named executive officers. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a “change of control” of Valero. The change of control employment agreements have three-year terms, which are automatically extended for one year upon each anniversary unless a notice not to extend is given by Valero. If a “change of control” (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements also provide that upon a change of control:
•	all stock options held by the executive will vest and remain exercisable for the shorter of five years from the date of termination or the remainder of the original option term;

•	the restrictions and deferral limitations applicable to any restricted stock awards held by the executive will lapse, and such restricted stock awards shall become fully vested; and

•	all performance share awards held by the executive will fully vest and be earned and payable based on the deemed achievement of performance at 200% of target level.
Following a change of control, particular payments under the agreements are triggered commensurate with the occurrence of any of the following: (i) termination of employment by the company other than for “cause” (as defined in the agreement) or disability, (ii) termination by the executive for “good reason” (as defined in the agreements), (iii) termination by the executive other than for “good reason,” and (iv) termination of employment because of death or disability. These triggers were designed to ensure the continued availability of the executives following a change of control, and to compensate the executives at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control. For more information regarding payments that may be made under our severance arrangements, see our disclosures below under the caption “Potential Payments upon Termination or Change-in-Control.”

IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
Effective January 1, 2006, we adopted SFAS 123R, which requires us to recognize in our financial statements the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards. The cost of such awards is measured at fair value on the date of grant and we use the Black-Scholes option pricing model to determine the grant date present value of stock options.
As discussed above under the caption “Stock Options and Restricted Stock,” as a result of our adoption of SFAS 123R, the Compensation Committee determined to reduce the stock option portion of our long-term incentive compensation package by approximately one-third and to replace that portion with a number of shares of restricted stock of approximately equal value.
Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.
The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Compensation Committee believes that it is in our best interests for the committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the committee and other corporate goals the committee deems important to our success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects. We believe that stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock, restricted stock units or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to 162(m) deduction restrictions.
COMPENSATION-RELATED POLICIES
Stock Ownership Guidelines
Our Board, the Compensation Committee and our executives recognize that ownership of Valero common stock is an effective means by which to align the interests of our directors and executives with those of our stockholders. In reviewing the stock ownership positions of our named executive officers, the Compensation Committee determined that the executives have high company-stock ownership levels compared to the management teams of their peers and also determined that our directors (other than recently elected directors) also have significant and appropriate ownership levels of Valero common stock. We have long emphasized the importance of stock ownership among our executives and directors.

During 2005, the Compensation Committee engaged Towers Perrin to help formalize stock ownership and retention guidelines for directors and officers to ensure continuation of our successful track record in aligning the interests of our directors and officers with those of our stockholders through ownership of our common stock. The guidelines were approved by the Compensation Committee and our board of directors in 2005.
Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their service shares of our common stock equal in value to at least five times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.
Executive Stock Ownership Guidelines. Stock ownership guidelines for our officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	10.0x Base Salary
President	4.0x Base Salary
Executive Vice Presidents	3.0x Base Salary
Senior Vice Presidents	2.0x Base Salary
Vice Presidents	1.0x Base Salary
Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. The full text of our stock ownership and retention guidelines is posted in the Corporate Governance section of our internet website at http://www.valero.com (in the “Investor Relations” section).
Prohibition on Insider Trading and Speculation in Valero Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EXECUTIVE COMPENSATION
The tables listed below, which appear in the following sections of this proxy statement, provide information required by the SEC regarding the compensation we paid for the year ended December 31, 2006, to our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers (our “named executive officers”). Except as noted below, we have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures relating to our executive compensation for the year ended December 31, 2006.
•	Summary Compensation Table

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards

•	Option Exercises and Stock Vested

•	Pension Benefits

•	Nonqualified Deferred Compensation

•	Payments Under Change of Control Severance Agreements [3]

•	Director Compensation

[3]	SEC regulations require disclosure of potential payments to an executive in connection with his or her termination or a change of control of Valero. We have elected to use the table listed above to disclose certain elements of the required disclosures.

SUMMARY COMPENSATION TABLE
FOR FISCAL YEAR ENDED DECEMBER 31, 2006
The following table provides a summary of compensation paid for the year ended December 31, 2006, to our named executive officers. The table shows amounts earned by such persons for services rendered to Valero in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this proxy statement and in the footnotes that follow this table.

							Change in
							Pension Value
							and Nonqualified
							Deferred
				Stock	Option	Non-Equity	Compensation	All Other
Name and		Salary	Bonus	Awards ($)	Awards ($)	Incentive Plan	Earnings ($)	Compensation ($)	Total
Principal Position	Year	($)	($)	(1)	(2)	Compensation ($)	(3)	(4)	($)
William R. Klesse,	2006	900,000	1,305,000	4,704,686	2,162,232	—	780,800	85,755	9,938,473
Chief Executive Officer and Chairman of the Board

Gregory C. King,	2006	707,000	820,000	2,982,794	554,472	—	261,462	54,707	5,380,435
President

Michael S.	2006	465,000	475,000	1,832,153	315,044	—	275,048	43,221	3,405,466
Ciskowski, Executive Vice President and Chief Financial Officer

Richard J.	2006	415,000	475,000	964,230	193,481	—	676,857	41,918	2,766,486
Marcogliese, Executive Vice President-Operations

S. Eugene Edwards,	2006	370,000	350,000	787,875	145,426	—	228,757	37,690	1,919,748
Executive Vice President-Corporate Development and Strategic Planning
Footnotes appear on the following page.

Footnotes to “Summary Compensation” table:

(1)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2006 (as the “requisite service period” per SFAS 123R) pertaining to restricted shares and performance shares granted in 2006 as well as prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the “Grants of Plan-Based Awards” table for information on restricted shares and performance shares granted in 2006.

For restricted shares, fair value is calculated using the closing price of Valero’s common stock on the date of grant. The amounts stated in the table reflect Valero’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers (NEOs).

The performance shares are subject to market and performance conditions (as described above in “Compensation Discussion and Analysis” under the captions “Long-Term Incentive Awards” and “Performance Shares”). The fair value of performance awards subject to vesting for the year ended December 31, 2006 was based on an expected conversion to common shares at a rate of 150% and a weighted-average fair value of $58.90 per share, representing the market value of our common stock on the grant date reduced by expected dividends over the vesting period. The amounts stated in the table reflect Valero’s accounting expense for the performance share awards, and do not correspond to the actual value that will be recognized by the NEOs, which depends solely on the achievement of specified performance objectives over the performance period as described in “Compensation Discussion and Analysis.”

(2)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2006 (as the “requisite service period” per SFAS 123R) pertaining to stock options granted in 2006 as well as prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the “Grants of Plan-Based Awards” table for information on stock options granted in 2006. For additional information on the valuation assumptions with respect to the 2006 stock option grants, refer to Note 22 (“Stock Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(3)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in 2006 for each of the NEOs. See the “Pension Benefits Table” below for additional information, including the present value assumptions used in this calculation. For each of the NEOs, the following table identifies the separate amounts attributable to (A) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans), and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	(A)	(B)	total
William R. Klesse	$780,800	$0	$780,800
Gregory C. King	$261,462	$0	$261,462
Michael S. Ciskowski	$275,048	$0	$275,048
Richard J. Marcogliese	$676,857	$0	$676,857
S. Eugene Edwards	$228,757	$0	$228,757

(4)	The amounts listed as “All Other Compensation” for each executive are composed of the following items.

items of income (in dollars)	Klesse	King	Ciskowski	Marcogliese	Edwards
Valero contribution to thrift plan account	$13,200	$13,200	$13,200	$13,200	$13,200
Valero contribution to excess thrift plan account	40,800	29,220	14,700	11,700	9,000
unused portions of Valero-provided dollars for the purchase of health and welfare benefits	3,267	—	—	342	482
reimbursement of club membership dues	5,070	5,260	7,609	5,070	5,718
imputed income for personal liability insurance	2,168	2,168	2,168	2,168	2,168
imputed income for tax return preparation	—	785	785	785	785
executive insurance premiums with respect to cash value life insurance	17,176	—	—	—	—
long-term disability premium imputed income	3,655	3,655	3,655	3,655	3,655
imputed income for insurance (life and survivor) over $50,000	—	—	685	4,998	1,842
residential alarm monitoring	419	419	419	—	840

total	$85,755	$54,707	$43,221	$41,918	$37,690

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 31, 2006
The following table provides information regarding grants of plan-based awards (specifically, performance shares, shares of restricted stock, and stock options) made to our named executive officers in 2006.

						Exercise or	Closing	Grant Date
			Estimated Future Payouts Under Equity			Base Price	Market	Fair Value of
			Incentive Plan Awards			of Option	Price on	Stock and Option
			Threshold	Target	Maximum	Awards	Grant	Awards
Name	Grant Date		(#)	(#)	(#)	($/sh.)(1)	Date	($)
William R. Klesse	01/19/06	(2)	0	27,790	55,580			1,564,577
	10/19/06	(3)	0	23,620	47,240			621,442
	10/19/06	(4)	n/a	28,730	n/a			1,509,618
	10/19/06	(5)	n/a	75,400	n/a	52.545	52.94	1,489,150
Gregory C. King	01/18/06	(2)	0	11,700	23,400			651,924
	10/19/06	(3)	0	9,950	19,900			261,785
	10/19/06	(4)	n/a	12,100	n/a			635,795
	10/19/06	(5)	n/a	31,750	n/a	52.545	52.94	627,063
Michael S. Ciskowski	01/18/06	(2)	0	5,920	11,840			329,862
	10/19/06	(3)	0	5,030	10,060			132,339
	10/19/06	(4)	n/a	6,120	n/a			321,575
	10/19/06	(5)	n/a	16,000	n/a	52.545	52.94	316,000
Richard J. Marcogliese	01/18/06	(2)	0	5,030	10,060			280,271
	10/19/06	(3)	0	4,490	8,980			118,132
	10/19/06	(4)	n/a	5,460	n/a			286,896
	10/19/06	(5)	n/a	14,350	n/a	52.545	52.94	283,413
S. Eugene Edwards	01/18/06	(2)	0	4,710	9,420			262,441
	10/19/06	(3)	0	3,785	7,570			99,583
	10/19/06	(4)	n/a	4,605	n/a			241,970
	10/19/06	(5)	n/a	12,088	n/a	52.545	52.94	238,738
Footnotes appear on the following page.

Footnotes to “Grants of Plan-Based Awards” table:
(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the average of the high and low reported sales price per share on the NYSE of our common stock on the date of grant.

(2)	Represents a grant of performance shares, the first portion of which vested in January 2007. The performance shares are subject to vesting in three annual increments, based upon our total shareholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, our total shareholder return for the prior three years is compared to that of the Compensation Comparator Group. Executives can earn, in shares of common stock, from 0% to 200% of that portion of the initial grant amount that is vesting, depending on the ranking of our total shareholder return for that period. The performance shares are more fully described in “Compensation Discussion and Analysis” under the captions “Long-Term Incentive Awards” and “Performance Shares.”

(3)	Represents a grant of performance shares, the first portion of which will vest in January 2008. Performance shares historically had been awarded in January of each year. Beginning in 2006, our Compensation Committee determined to consider performance share grants in October of each year together with other long-term incentive awards (e.g., stock options and restricted stock).

(4)	Represents a grant of shares of restricted stock. The shares vest (become nonforfeitable) in equal annual installments over a period of five years beginning in 2007. Dividends on restricted shares are paid as and when dividends are declared and paid on Valero’s outstanding common stock. The restricted shares are more fully described in “Compensation Discussion and Analysis” under the captions “Long-Term Incentive Awards” and “Stock Options and Restricted Stock.”

(5)	Represents a grant of options to purchase our common stock. The options vest (become nonforfeitable) in equal annual installments over a period of five years beginning in 2007, and will expire in seven years from their date of grant. The reported grant date fair value of the options was determined in compliance with SFAS 123R. Under SFAS 123R, the fair value of stock options must be determined using an option-pricing model such as Black-Scholes or a binomial model taking into consideration the following:
•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.
The Black-Scholes option pricing model was used to determine grant date fair value. This model is designed to value publicly traded options. Options issued under our plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility, and future dividend yield. The estimated values presented in this table were calculated using an expected average option life of five years, risk free rate of return of 4.73%, average volatility rate for the five-year period prior to the grant date of 36.3%, and a dividend yield of 0.61%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of our common stock on the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of our common stock, which cannot be forecast with reasonable accuracy, the continued employment of the option holder throughout the vesting period, and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved. The actual value, if any, that a person will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The options are more fully described in “Compensation Discussion and Analysis” under the captions “Long-Term Incentive Awards” and “Stock Options and Restricted Stock.”

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2006
The following table provides information regarding our named executive officers’ unexercised stock options, unvested shares of restricted stock, and unvested performance shares as of December 31, 2006.

	Option Awards				Stock Awards
									Equity Incentive
								Equity Incentive	Plan Awards: Market
	Number of	Number of						Plan Awards: Number	or Payout Value of
	Securities	Securities					Market Value of	of Unearned Shares,	Unearned Shares,
	Underlying	Underlying			Number of Shares or		Shares or Units of	Units or Other	Units or Other
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Stock That Have Not	Rights That Have	Rights That Have
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Have Not Vested (#)		Vested ($)	Not Vested (#)	Not Vested ($)
William R. Klesse	134,800	—	9.15123	12/01/08	16,000	(1)	818,560	14,400 (5)	1,105,056
	5,144	—	9.15123	02/07/10	16,800	(2)	859,488	16,000 (6)	1,023,200
	200,000	—	9.61875	12/31/11	12,480	(3)	638,477	27,790 (7)	1,658,710
	160,000	—	7.515	09/18/12	28,730	(4)	1,469,827	23,620 (8)	1,208,399
	49,548	—	10.1875	02/07/10
	55,012	—	9.6175	02/07/10
	64,800	43,200 (1)	9.825	10/29/13
	102,392	—	11.5525	02/06/11
	1,384	—	11.5525	02/07/10
	40,084	—	14.755	02/06/11
	50,900	—	15.65	02/06/11
	27,476	—	18.6125	02/06/11
	26,164	—	18.0825	02/06/11
	27,200	40,800 (2)	21.355	10/21/14
	8,800	35,200 (3)	47.4775	10/20/12
	—	75,400 (4)	52.545	10/19/13

	Option Awards					Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards: Market
	Number of	Number of							Plan Awards: Number		or Payout Value of
	Securities	Securities						Market Value of	of Unearned Shares,		Unearned Shares,
	Underlying	Underlying				Number of Shares or		Shares or Units of	Units or Other		Units or Other
	Unexercised Options	Unexercised Options		Option Exercise	Option Expiration	Units of Stock That		Stock That Have Not	Rights That Have		Rights That Have
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date	Have Not Vested (#)		Vested ($)	Not Vested (#)		Not Vested ($)
Gregory C. King	160,000	—		7.515	09/18/12	19,200	(1)	982,272	16,800	(9)	1,289,232
	74,400	46,600	(1)	9.825	10/29/13	18,000	(2)	920,880	17,333	(10)	1,108,458
	30,400	45,600	(2)	21.355	10/21/14	12,480	(3)	638,477	11,700	(11)	698,334
	8,800	35,200	(3)	47.4775	10/20/12	12,100	(4)	619,036	9,950	(8)	509,042
	—	31,750	(4)	52.545	10/19/13
Michael S. Ciskowski	40,800	27,200	(1)	9.825	10/29/13	12,800	(1)	654,848	10,800	(12)	828,792
	18,400	27,600	(2)	21.355	10/21/14	10,800	(2)	552,528	10,800	(13)	690,660
	4,920	19,680	(3)	47.4775	10/20/12	6,592	(3)	337,247	5,920	(14)	353,362
	—	16,000	(4)	52.545	10/19/13	6,120	(4)	313,099	5,030	(8)	257,335
Richard J. Marcogliese	80,000	—		7.00	05/04/10	4,800	(1)	245,568	4,000	(15)	306,960
	20,000	—		9.8625	06/16/11	4,800	(2)	245,568	7,333	(16)	468,958
	60,000	—		8.43625	07/18/11	3,200	(3)	163,712	5,030	(17)	300,232
	60,000	—		7.515	09/18/12	5,460	(4)	279,334	4,490	(8)	229,708
	19,200	12,800	(1)	9.825	10/29/13
	8,000	12,000	(2)	21.355	10/21/14
	2,600	10,400	(3)	47.4775	10/20/12
	—	14,350	(4)	52.545	10/19/13

	Option Awards				Stock Awards
										Equity Incentive
								Equity Incentive		Plan Awards: Market
	Number of	Number of						Plan Awards: Number		or Payout Value of
	Securities	Securities					Market Value of	of Unearned Shares,		Unearned Shares,
	Underlying	Underlying			Number of Shares or		Shares or Units of	Units or Other		Units or Other
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Stock That Have Not	Rights That Have		Rights That Have
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Have Not Vested (#)		Vested ($)	Not Vested (#)		Not Vested ($)
S. Eugene Edwards	6,400	12,800 (1)	9.825	10/29/13	4,800	(1)	245,568	4,132	(18)	317,090
	3,780	11,340 (2)	21.355	10/21/14	4,548	(2)	232,676	4,133	(19)	264,318
	2,280	9,120 (3)	47.4775	10/20/12	3,152	(3)	161,256	4,710	(20)	281,124
	—	12,088 (4)	52.545	10/19/13	4,605	(4)	235,592	3,785	(8)	193,641
Footnotes appear on the following page.

Footnotes to “Outstanding Equity Awards” table:

(1)	The unvested portion of this award will vest in equal installments on 10/29/07 and 10/29/08.

(2)	The unvested portion of this award will vest in equal installments on 10/21/07, 10/21/08, and 10/21/09.

(3)	The unvested portion of this award will vest in equal installments on 10/20/07, 10/20/08, 10/20/09, and 10/20/10.

(4)	The unvested portion of this award will vest in equal installments on 10/19/07, 10/19/08, 10/19/09, 10/19/10, and 10/19/11.

(5)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(6)	Of the performance shares remaining unvested at 12/31/06, 8,000 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 8,000 shares and 100% of the 8,000 shares remaining in this award that will vest in January 2008.

(7)	Of the performance shares remaining unvested at 12/31/06, 9,264 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 9,264 shares and 100% of the 18,526 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

(8)	These performance shares will vest in 1/3 increments in each of January 2008, January 2009, and January 2010.

(9)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(10)	Of the performance shares remaining unvested at 12/31/06, 8,667 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 8,667 shares and 100% of the 8,666 shares remaining in this award that will vest in January 2008.

(11)	Of the performance shares remaining unvested at 12/31/06, 3,900 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 3,900 shares and 100% of the 7,800 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

(12)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(13)	Of the performance shares remaining unvested at 12/31/06, 5,400 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 5,400 shares and 100% of the 5,400 shares remaining in this award that will vest in January 2008.

(14)	Of the performance shares remaining unvested at 12/31/06, 1,974 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 1,974 shares and 100% of the 3,946 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

(15)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(16)	Of the performance shares remaining unvested at 12/31/06, 3,667 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 3,667 shares and 100% of the 3,666 shares remaining in this award that will vest in January 2008.

(17)	Of the performance shares remaining unvested at 12/31/06, 1,677 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 1,677 shares and 100% of the 3,353 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

(18)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(19)	Of the performance shares remaining unvested at 12/31/06, 2,067 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 2,067 shares and 100% of the 2,066 shares remaining in this award that will vest in January 2008.

(20)	Of the performance shares remaining unvested at 12/31/06, 1,570 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 1,570 shares and 100% of the 3,140 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

(21)	These performance shares vested at 150% on 1/17/07. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 150% of the shares at the closing price of Valero’s stock on 12/29/06.

(22)	Of the performance shares remaining unvested at 12/31/06, 1,667 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 1,667 shares and 100% of the 1,666 shares remaining in this award that will vest in January 2008.

(23)	Of the performance shares remaining unvested at 12/31/06, 1,274 shares vested on 1/17/07 at 150%. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the combined market value of 150% of 1,274 shares and 100% of the 2,546 shares remaining in this award that will vest in equal installments in January 2008 and January 2009.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2006
The following table provides information regarding (a) option exercises by our named executive officers, and (b) the vesting of restricted stock and performance shares held by our named executive officers, during 2006 on an aggregated basis.

	Option Awards		Stock Awards (1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#) (2)	Exercise ($) (3)	(#) (2)	Vesting ($) (4)
William R. Klesse	—	—	78,319	4,508,085
Gregory C. King	430,000	24,655,779	86,921	5,002,295
Michael S. Ciskowski	321,744	18,579,826	49,946	2,868,321
Richard J. Marcogliese	—	—	26,300	1,519,492
S. Eugene Edwards	356,196	20,038,583	24,005	1,384,702
Footnotes to “Option Exercises and Stock Vested” table:

(1)	Represents vested performance shares and restricted stock.

(2)	Represents the gross number of shares received by the named executive before deducting shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of performance shares or restricted stock to pay the resulting tax obligation.

(3)	The reported value for this column is determined by multiplying (a) the number of option shares, times (b) the difference between the market price of the common stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of the options’ exercise prices and before applicable taxes.

(4)	The reported value for this column is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

POST-EMPLOYMENT COMPENSATION
PENSION BENEFITS
FOR FISCAL YEAR ENDED DECEMBER 31, 2006
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2006.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#) (1)	Benefits ($)	($)
William R. Klesse	Pension Plan	19.92	754,622	—
	Excess Pension Plan	5.00	1,193,798	—
	SERP	5.00	508,566	—
Gregory C. King	Pension Plan	13.50	236,031	—
	Excess Pension Plan	13.50	1,533,416	—
	SERP	13.50	360,664	—
Michael S. Ciskowski	Pension Plan	21.25	431,261	—
	Excess Pension Plan	21.25	1,478,800	—
	SERP	21.25	367,607	—
Richard J. Marcogliese	Pension Plan	32.58	874,538	—
	Excess Pension Plan	32.58	2,125,168	—
	SERP	32.58	816,412	—
S. Eugene Edwards	Pension Plan	24.21	536,774	—
	Excess Pension Plan	24.21	1,247,390	—
	SERP	24.21	356,834	—
Footnotes to “Pension Benefits” table:

(1)	The years of service stated for Mr. Klesse represent his years of participation in the registrant’s (i.e., Valero’s) plans. The 19.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (5.0 years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). (In addition, Mr. Klesse has approximately 18 years of service in a plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) The 5.00 years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.
The years of service stated for Mr. Marcogliese represent his combined years of credited service in Valero’s plans (approximately 6.7 years) and the plan of Exxon Mobil Corporation, his previous employer (approximately 25.8 years). Valero’s plans “wrap around” the ExxonMobil plan such that Mr. Marcogliese’s ultimate pension benefit from Valero will be calculated generally by computing his benefit under the Valero plans using the combined years of service stated in the table above, and then subtracting the amounts accruing to Mr. Marcogliese under the ExxonMobil plan.

Our Pension Plan, Excess Pension Plan, and SERP are described above in the “Compensation Discussion and Analysis” section under the captions “Post-Employment Benefits” and “Pension Plans.”
The present values stated above were calculated using the same interest rate and mortality table that we use for valuations under FASB Statement No. 87 for financial reporting purposes. The present values as of December 31, 2006 were determined using: (i) a 5.75% discount rate, and (ii) the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2015. No decrements were included for preretirement termination, mortality, or disability.
Under our Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65, provided the individual is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement.
Similar early retirement provisions are provided under our Excess Pension Plan and SERP in that the benefit payable under either plan will be determined in accordance with the applicable early retirement reduction factor provided for under the Pension Plan to the extent an individual elects to commence his or her benefit under the respective plan prior to normal retirement.
William R. Klesse is the only named executive officer currently eligible for early retirement benefits under our Pension Plan, Excess Pension Plan or SERP.

NONQUALIFIED DEFERRED COMPENSATION
FOR YEAR ENDED DECEMBER 31, 2006
The following table provides information regarding contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during the year ended December 31, 2006. The table also presents each named executive officer’s earnings, withdrawals, and year-end balances in such plans.

		Executive	Registrant		Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Name of Plan	Last FY ($)	Last FY ($) (2)	in Last FY ($)	Distributions ($)	at Last FYE ($)
William R. Klesse	Deferred Compensation Plan	209,167	—	120,031	—	1,127,409
	Excess Thrift Plan	—	40,800	—	—	398,415
	Diamond Shamrock Excess ESOP (1)	—	—	—	—	1,120,807
	UDS Non-qualified 401(k) Plan (1)	—	—	108,983	—	2,722,169
	Diamond Shamrock Deferred Compensation Plan (1)	—	—	43,612	—	419,592
Gregory C. King	Deferred Compensation Plan	—	—	34,356	—	501,058
	Excess Thrift Plan	—	29,200	—	—	837,231
Michael S. Ciskowski	Deferred Compensation Plan	—	—	16,766	—	152,359
	Excess Thrift Plan	—	14,700	—	—	320,751
Richard J. Marcogliese	Deferred Compensation Plan	42,425	—	4,483	—	133,464
	Excess Thrift Plan	—	11,700	—	—	273,890
S. Eugene Edwards	Deferred Compensation Plan	57,660	—	89,773	—	833,743
	Excess Thrift Plan	—	9,000	—	—	368,825
Footnotes to “Nonqualified Deferred Compensation” table:

(1)	Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.

(2)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2006 in the Summary Compensation Table.
Our Deferred Compensation Plan and Excess Thrift Plan are described above in “Compensation Discussion and Analysis” under the captions “Post-Employment Benefits” and “Non-Qualified Deferred Compensation Plans.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Each of our named executive officers has entered into a Change of Control Severance Agreement with Valero. These agreements are intended to assure the continued availability of the executives in the event of a “change of control” (described below) of Valero. The agreements have three-year terms, which are automatically extended for one year upon each anniversary unless a notice of non-renewal is given to the executive. When a change of control occurs, the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control. In addition, outstanding stock options held by the executive will automatically vest, restrictions applicable to outstanding restricted stock held by the executive will lapse, and all unvested performance shares held by the executive will fully vest and become payable at 200% of target. In addition to the payments and benefits accruing to the executives under the various circumstances described in the agreements, the executives are entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. Each agreement subjects the executive to obligations of confidentiality, both during the term and after termination, for secret and confidential information relating to Valero that the executive acquired during his employment.
For purposes of these agreements, a “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of Valero’s outstanding common stock,

•	the ouster from Valero’s board of a majority of the incumbent directors,

•	consummation of a business combination (e.g., merger, share exchange),

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive’s duties, or the willful engaging by the executive in illegal or gross misconduct that is materially and demonstrably injurious to the company. “Good reason” is defined to mean, generally:
•	a diminution in the executive’s position, authority, duties and responsibilities,

•	relocation of the executive,

•	increased travel requirements,

•	failure of the successor to Valero to assume and perform under the agreement.
The following table discloses the amounts payable to our named executive officers under the different circumstances relating to a change of control of Valero. Except as noted below, the table assumes that a change of control occurred on December 31, 2006, and that the executive’s employment was terminated on that date. Under the change of control agreements, if an executive’s employment is terminated for “cause,” then the executive will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the table below.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS

	Termination of
	Employment by the
	Company Other Than
	for “Cause” or
	Disability, or by	Termination of	Termination by the	Continued
	the Executive for	Employment because	Executive Other	Employment
Executive Benefits	“Good Reason” ($)	of Death or	Than for “Good	Following Change of
and Payments	(2)	Disability ($) (3)	Reason” ($) (4)	Control ($) (5)
Salary (1)
Klesse	2,700,000	—	—	(5)
King	1,414,000	—	—
Ciskowski	930,000	—	—
Marcogliese	830,000	—	—
Edwards	740,000	—	—
Bonus (1)
Klesse	3,915,000	—	—	(5)
King	2,176,000	—	—
Ciskowski	1,190,000	—	—
Marcogliese	950,000	—	—
Edwards	783,200	—	—
Pension, Excess Pension, and SERP				(5)
Klesse	2,090,939	—	—
King	599,344	—	—
Ciskowski	516,787	—	—
Marcogliese	1,005,934	—	—
Edwards	324,636	—	—
Contributions under Defined Contribution Plans				(5)
Klesse	162,000	—	—
King	84,800	—	—
Ciskowski	55,800	—	—
Marcogliese	49,800	—	—
Edwards	44,400	—	—
Health & Welfare Plan Benefits				(5)
Klesse	41,484	—	—
King	26,758	—	—
Ciskowski	14,134	—	—
Marcogliese	29,686	—	—
Edwards	20,192	—	—
Outplacement Services
Klesse	25,000	—	—	n/a
King	25,000	—	—
Ciskowski	25,000	—	—
Marcogliese	25,000	—	—
Edwards	25,000	—	—

	Termination of
	Employment by the
	Company Other Than
	for “Cause” or
	Disability, or by	Termination of	Termination by the	Continued
	the Executive for	Employment because	Executive Other	Employment
Executive Benefits	“Good Reason” ($)	of Death or	Than for “Good	Following Change of
and Payments	(2)	Disability ($) (3)	Reason” ($) (4)	Control ($) (5)
Accelerated Vesting of Stock Options (7)
Klesse	3,131,340	3,131,340	3,131,340	3,131,340
King	3,538,948	3,538,948	3,538,948	3,538,948
Ciskowski	2,019,402	2,019,402	2,019,402	2,019,402
Marcogliese	925,046	925,046	925,046	925,046
Edwards	900,661	900,661	900,661	900,661
Accelerated Vesting of Restricted Stock (8)
Klesse	3,786,352	3,786,352	3,786,352	3,786,352
King	3,160,665	3,160,665	3,160,665	3,160,665
Ciskowski	1,857,722	1,857,722	1,857,722	1,857,722
Marcogliese	934,182	934,182	934,182	934,182
Edwards	875,092	875,092	875,092	875,092
Accelerated Vesting of Performance Shares (9)
Klesse	8,370,799	8,370,799	8,370,799	8,370,799
King	5,707,717	5,707,717	5,707,717	5,707,717
Ciskowski	3,330,516	3,330,516	3,330,516	3,330,516
Marcogliese	2,133,679	2,133,679	2,133,679	2,133,679
Edwards	1,714,883	1,714,883	1,714,883	1,714,883
280G Tax Gross-Up (10)
Klesse	—	—	—	—
King	—	—	—	—
Ciskowski	1,369,750	—	—	—
Marcogliese	1,359,163	—	—	—
Edwards	—	—	—	—
Footnotes for “Payments Under Change Of Control Severance Agreements” table:

(1)	Per SEC regulation, for purposes of this analysis we assumed each executive’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive’s actual rate of pay as of December 31, 2006. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2004, 2005, or 2006 (the three years prior to the assumed change of control):

name	salary	bonus
William R. Klesse	$900,000	$1,305,000
Gregory C. King	$707,000	$1,088,000
Michael S. Ciskowski	$465,000	$595,000
Richard J. Marcogliese	$415,000	$475,000
S. Eugene Edwards	$370,000	$391,600

(2)	The agreements generally provide that if the company terminates the executive’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the executive terminates his employment for “good reason,” as defined in the agreement, the executive is generally entitled to receive the following: (A) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the executives’ bonuses for the year of termination were paid at year end); (ii) two times (three times for Mr. Klesse) the sum of the executive’s annual base salary plus the executive’s highest annual bonus from the past three years, (iii) the amount of the actuarial present value of the pension benefits (qualified and nonqualified) the executive would have received for an additional two years of service (three years for Mr. Klesse), and (iv) the equivalent of two years (three years for Mr. Klesse) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (B) continued welfare benefits for two years (three years for Mr. Klesse); and (C) up to $25,000 of outplacement services.

(3)	If the executive’s employment is terminated by reason of his death or disability, then his estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executives’ bonuses for the year of termination were paid at year end). In addition, in the case of disability, the executive would be entitled to any disability and related benefits at least as favorable as those provided by Valero under its plans and programs during the 120-days prior to the executive’s termination of employment.

(4)	If the executive voluntarily terminates his employment other than for “good reason,” then he will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the executive in the prior three years (prorated to the date of termination; in this example, we assumed that the executives’ bonuses for the year of termination were paid at year end).

(5)	The agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the executive will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control.

(6)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for two years following the date of termination (three years for Mr. Klesse).

(7)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (x) the difference between $51.16 (the closing price of Valero’s common stock on the NYSE on December 29, 2006), and the options’ exercise prices, times (y) the number of option shares.

(8)	The amounts stated in the table represent the product of (x) the number of shares whose restrictions lapsed because of the change of control, and (y) $51.16 (the closing price of Valero’s common stock on the NYSE on December 29, 2006).

(9)	The amounts stated in the table represent the product of (x) the number of performance shares whose vesting was accelerated because of the change of control, times 200% (for maximum vesting), times (y) $51.16 (the closing price of Valero’s common stock on the NYSE on December 29, 2006).

(10)	If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

COMPENSATION OF DIRECTORS
The following table provides a summary of compensation paid to members of our board of directors during the year ended December 31, 2006.
DIRECTOR COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2006

					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock Awards	Option Awards	Incentive Plan	Deferred	All Other
	Paid in Cash	($)	($)	Compensation	Compensation	Compensation		Total
Name	($)	(1) (3)	(2) (3)	($)	Earnings ($) (4)	($)		($)
E. Glenn Biggs (5)	29,000	66,712	9,501	—	—	—		105,213
W.E. “Bill” Bradford	82,000	60,045	25,851	—	—	—		167,896
Ronald K. Calgaard	91,000	33,359	25,851	—	—	—		150,210
Jerry D. Choate	92,000	38,363	25,851	—	—	—		156,214
Irl F. Engelhardt	68,000	17,524	35,900	—	—	—		121,424
Ruben M. Escobedo	99,500	48,365	25,851	—	—	—		173,716
William E. Greehey (6)	700,000	3,844,630	48,125	23,789,657 (7)	19,097	94,195	(8)	28,495,704
William R. Klesse (9)	—	—	—	—	—	—		(9)
Bob Marbut	102,000	75,051	25,851	—	—	—		202,902
Donald L. Nickles	85,500	48,362	56,681	—	—	—		190,543
Robert A. Profusek	82,000	26,701	145,051	—	—	—		253,752
Susan Kaufman Purcell	84,000	35,856	25,851	—	—	14,925	(10)	160,632
Footnotes appear on the following pages.

Footnotes to “Director Compensation” table:

(1)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, which requires companies to expense the costs of equity awards over the period in which the recipient is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2006 (as the “requisite service period” per SFAS 123R) pertaining to (a) shares of restricted common stock held by our directors, and (b) with respect to William E. Greehey only, performance shares that were granted to Mr. Greehey when he was an executive officer of Valero.

(2)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R, which requires companies to expense the costs of equity awards over the period in which the recipient is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by Valero in 2006 (as the “requisite service period” per SFAS 123R) pertaining to stock options held by our directors.

(3)	The following table presents the grant date fair value (computed in accordance with SFAS 123R) of each equity award granted to our non-employee directors during 2006.

			Grant Date Fair		Grant Date Fair
		Restricted	Value of Restricted		Value of Stock
Name	Grant Date	Shares (#)	Shares ($)	Stock Options (#)	Options ($)
W.E. “Bill” Bradford	04/27/06	960	60,043	1,000	21,800
Ronald K. Calgaard	04/27/06	960	60,043	1,000	21,800
Jerry D. Choate	04/27/06	960	60,043	1,000	21,800
Irl F. Engelhardt	01/19/06	252	15,051	5,000	107,700
Irl F. Engelhardt	04/27/06	960	60,043	—	—
Ruben M. Escobedo	04/27/06	960	60,043	1,000	21,800
William E. Greehey	01/03/06	249	13,325	5,000	96,250
William E. Greehey	04/27/06	960	60,043	—	—
Bob Marbut	04/27/06	960	60,043	1,000	21,800
Donald L. Nickles	04/27/06	960	60,043	1,000	21,800
Robert A. Profusek	04/27/06	960	60,043	1,000	21,800
Susan Kaufman Purcell	04/27/06	960	60,043	1,000	21,800
The following table presents for each director (other than Mr. Klesse) as of December 31, 2006: (a) the number of shares of Valero common stock that was subject to outstanding stock options (vested and unvested), and (b) the number of unvested restricted shares of Valero common stock held. Mr. Klesse’s balances are stated in the “Outstanding Equity Awards” table in this proxy statement.

Name	Outstanding Stock Options	Unvested Restricted Shares
E. Glenn Biggs	81,184	—
W.E. “Bill” Bradford	71,120	2,140
Ronald K. Calgaard	29,000	2,140
Jerry D. Choate	57,000	2,140
Irl F. Engelhardt	5,000	1,128
Ruben M. Escobedo	41,000	3,076
William E. Greehey	8,377,504	1,209

Name	Outstanding Stock Options	Unvested Restricted Shares
Bob Marbut	82,184	3,076
Donald L. Nickles	11,000	2,640
Robert A. Profusek	11,000	1,440
Susan Kaufman Purcell	45,000	2,140

(4)	Our directors do not participate in Valero’s pension or deferred compensation plans. The amounts reported for William E. Greehey relate to his participation in the plans which commenced when he was an executive officer of Valero. The actual amount for Mr. Greehey is a negative number, but is computed as a “zero amount” in the table in accordance with Instruction 3 to Item 402(c)(2)(viii) of the SEC’s Regulation S-K, which instructs that negative values are not be reflected in the sum reported in the table. For Mr. Greehey, the following table identifies the separate amounts attributable to (A) the aggregate change in the actuarial present value of his accumulated benefit under all defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contributions plans and nonqualified defined contribution plans), and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

Name	(A)	(B)	total
William E. Greehey	$(443,149)	$19,097	$(424,052)

(5)	E. Glenn Biggs retired from the Board effective April 27, 2006.

(6)	William E. Greehey retired from the Board effective January 17, 2007. He retired as Chief Executive Officer of the Company on Friday, December 30, 2005, but continued thereafter to serve as Chairman of the Board until January 17, 2007. The Employment Agreement between Valero and William E. Greehey, dated March 25, 1999, provided for Mr. Greehey to serve as Chairman for two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half his base salary as Chief Executive Officer in effect at the time of his retirement. Accordingly, for his service as Chairman in 2006, Mr. Greehey received an amount per annum equal to $700,000. For more information regarding payments to Mr. Greehey, see “Transactions with Management and Others” below.

(7)	Represents the dollar amount recognized by Valero for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R. The stated amounts pertain to restricted units granted under the Restricted Unit Agreements dated October 29, 2003; October 21, 2004; and October 20, 2005, between William E. Greehey and Valero Energy Corporation. The actual cash payout in 2006 to Mr. Greehey for the restricted units that vested in 2006 was $25,220,544 (before applicable taxes).

(8)	The following comprise the reported balance of “All Other Compensation” for William E. Greehey.

item	amount ($)
incremental cost to Valero for personal use of a company aircraft in 2006, which was for one round-trip to a medical facility	4,851
earnings on deferred compensation (less “above-market” or preferential amount included in footnote 4 above)	88,559
imputed income for tax return preparation	785

total	94,195

(9)	In 2006, William R. Klesse served as Valero’s Chief Executive Officer and Vice-Chairman of the Board. In 2006, he received no compensation for his service as a member of the Board. Mr. Klesse’s compensation for service as Chief Executive Officer is presented earlier in this proxy statement in the compensation tables for our named executive officers.

(10)	Represents payment made under Valero’s former retirement plan for non-employee directors.

During 2006, non-employee directors (other than Mr. Greehey) received a retainer fee of $60,000 per year, plus $1,500 for each Board and committee meeting attended in person and $1,000 for each Board and committee meeting attended telephonically. Directors who served as chairpersons of the Audit and Compensation Committees received an additional $20,000 annually, and directors who served as chairpersons of committees other than the Audit or Compensation Committees received an additional $10,000 annually. Directors are also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.
On September 28, 2006, the Board, upon the recommendation of the Compensation Committee, revised the compensation structure for members of the Board. Under the revised compensation structure, which became effective on January 1, 2007, non-employee directors will continue to receive a retainer fee of $60,000 per year, plus $1,500 for each Board and committee meeting attended in person, and $1,000 for each Board and committee meeting attended telephonically. Directors who serve as chairpersons of the Audit and Compensation Committees will receive an additional $20,000 annually, and directors who serve as chairpersons of committees other than the Audit or Compensation Committee will receive an additional $10,000 annually. Directors will continue to be reimbursed for expenses of meeting attendance, and directors who are employees of the Company will receive no compensation (other than reimbursement of expenses) for serving as directors.
Our Restricted Stock Plan for Non-Employee Directors (“Director Stock Plan”) and Non-Employee Director Stock Option Plan (“Director Option Plan”) supplement the compensation paid to non-employee directors and serves to increase our directors’ identification with the interests of our stockholders through ownership of our common stock. Under the previous compensation structure, each non-employee director received an annual grant of Common Stock valued at $60,000 that vested in equal installments over a three-year period. Under the revised compensation structure, each non-employee director will receive from the Director Stock Plan an annual grant of Common Stock valued at $80,000 that will vest (become nonforfeitable) in equal annual installments over a three-year period.
Under the previous compensation structure, upon a non-employee director’s initial election to our Board, the director received a grant of 5,000 options from the Director Option Plan that vested and became exercisable in equal annual installments over a three-year period. Under the revised compensation structure, upon a non-employee director’s initial election to the Board, the director will receive a one-time grant of 10,000 options from the Director Option Plan that will vest and become exercisable on the first anniversary of the date the Options were granted. Stock options granted from the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant, and expire seven years following the date of grant. The options will vest and remain exercisable in accordance with their original terms if a director retires from the Board. Under the previous compensation structure, non-employee directors also received an annual grant of options. Directors will not receive an annual option grant under the revised compensation structure.
In the event of a “Change of Control” as defined in the Director Stock Plan and the Director Option Plan, all unvested shares of Common Stock and options previously granted under the plans will immediately become vested or exercisable. Each plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits in the event any change in the capital structure of the Company affects the Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW, APPROVAL AND RATIFICATION OF TRANSACTIONS WITH MANAGEMENT AND OTHERS
We have established a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. Our conflicts policy is published on our intranet website. We have established a Conflicts of Interest Committee (COI Committee) to help administer our conflicts policy and to render ad hoc, objective determinations regarding whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics, which is published on our internet website. Any waiver of any provision of this Code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule. Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware.
We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.
TRANSACTIONS WITH MANAGEMENT AND OTHERS
On July 19, 2006, Valero GP Holdings, LLC (NYSE: VEH) sold in an initial public offering (IPO) 17,250,000 of its units representing limited liability company interests to the public at $22.00 per unit. Valero GP Holdings, LLC is the general partner of Valero L.P. (NYSE: VLI). Certain of our named executive officers and directors purchased units of Valero GP Holdings, LLC in the IPO in the amounts stated in the following table. On December 22, 2006, in connection with a secondary public offering of 20,550,000 units at $21.62 per unit, Valero GP Holding LLC also sold additional unregistered units to William E. Greehey at $21.62 per unit. Due to the size of the transaction, the December purchase of units by Mr. Greehey was approved in advance by our Board. All of the units (i.e., the units sold in July and the units sold in December) were sold by our wholly owned subsidiaries which held various ownership interests in Valero GP Holdings, LLC. As a result, Valero GP Holdings, LLC did not receive any proceeds from these offerings, and our indirect ownership interest in Valero GP Holdings, LLC was reduced to zero.

				Aggregate Purchase
Name	Date	Number of Units (#)	Price per Unit ($)	Amount ($)
Michael S. Ciskowski	07/19/2006	4,500	22.00	99,000
S. Eugene Edwards	07/19/2006	3,000	22.00	66,000
William E. Greehey	07/19/2006	455,000	22.00	10,010,000
William E. Greehey	12/22/2006	4,700,000	21.62	101,614,000
Gregory C. King	07/19/2006	5,000	22.00	110,000
Richard J. Marcogliese	07/19/2006	5,000	22.00	110,000

In 2006, David Wiechmann, a Valero employee, married the daughter of Ruben M. Escobedo, a member of our board of directors. As the son-in-law of a director of Valero, Mr. Wiechmann is deemed to be a “related person” under SEC Regulation S-K, Item 404(a). Mr. Wiechmann is not an officer of Valero. The aggregate value of salary, bonus, and other benefits paid annually by Valero to Mr. Wiechmann exceeds $120,000.
William E. Greehey retired as Chief Executive Officer of the Company on December 30, 2005, but thereafter continued to serve as Chairman of the Board until January 17, 2007. Valero previously entered into an employment agreement with Mr. Greehey dated March 25, 1999. The agreement provided for Mr. Greehey to serve as Chief Executive Officer of Valero and receive an initial base salary of $900,000 per annum, subject to possible increase adjustments by the board of directors. His annual base salary during 2005, his last year of employment, was $1.4 million.
Mr. Greehey served as Chairman of the Board for all of 2006 and until January 17, 2007. His employment agreement provided for him to serve as Chairman for two years after his retirement as Chief Executive Officer at a rate of compensation equal to one-half his base salary as Chief Executive Officer in effect at the time of his retirement. Accordingly, for 2006 and through the date of his retirement in January 2007, Mr. Greehey received for his service as Chairman an amount per annum equal to $700,000. Upon approval by the Compensation Committee and Board, Mr. Greehey and the Company signed a letter agreement upon his retirement from the Board to clarify the parties’ understanding of the operation of the employment agreement. In accordance with the letter agreement, Mr. Greehey received a payment of $641,666.63 representing the balance of the amount for serving as Chairman of the Board under the employment agreement. The letter agreement also provided for the following for Mr. Greehey, all in accordance with the employment agreement: offsite office and secretarial facilities, tax planning services, an annual health/physical examination, and employee retirement and health benefits payable to retirees generally under the Valero pension and retirement plans. The letter agreement also provided for a carve-out under the non-compete and confidentiality provisions of his employment agreement to allow for Mr. Greehey’s service as Chairman of the Board of Valero L.P. and Valero GP Holdings, LLC. In addition, the Compensation Committee approved the vesting of 3,333 stock options and 1,209 shares of restricted stock that Mr. Greehey had been awarded as a non-employee director.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)
The Audit Committee of the Board determined on February 21, 2007 to engage KPMG LLP (“KPMG”) to serve as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2007. KPMG also served as Valero’s independent registered public accounting firm for the fiscal years ended December 31, 2006 and 2005.
The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.
RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2007 is hereby approved and ratified.
The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2007 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.
KPMG LLP FEES FOR FISCAL YEAR 2006
Audit Fees. The aggregate fees for fiscal year 2006 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2006 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2006 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $7,053,303.
Of the foregoing audit fees, the fees specifically related to the audit of Valero’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 were $3,100,000.
Audit-Related Fees. The aggregate fees for fiscal year 2006 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $212,300. These fees related primarily to the audit of Valero’s benefit plans.
Tax Fees. The aggregate fees for fiscal year 2006 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $73,220.

All Other Fees. The aggregate fees for fiscal year 2006 for services provided by KPMG, other than the services reported under the preceding captions, were $0.
KPMG LLP FEES FOR FISCAL YEAR 2005
Audit Fees. The aggregate fees for fiscal year 2005 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2005 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2005 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,499,741.
Of the foregoing audit fees, the fees specifically related to the audit of Valero’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 were $2,896,000.
Audit-Related Fees. The aggregate fees for fiscal year 2005 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $123,500. These fees related primarily to the audit of Valero benefit plans.
Tax Fees. The aggregate fees for fiscal year 2005 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $0.
All Other Fees. The aggregate fees for fiscal year 2005 for services provided by KPMG, other than the services reported under the preceding captions, were $42,167. These fees related primarily to a compensation benchmarking study related to operations in Aruba.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to Valero’s report on Form 10-K for the fiscal year ended December 31, 2006.
None of the services provided by KPMG (as described above) were approved by the Audit Committee under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2006 *
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2006, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and generally accepted auditing standards, and an audit of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to Valero’s board of directors.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The committee has received written confirmation from KPMG of its independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the board of directors that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2006.
Members of the Audit Committee:*
Ruben M. Escobedo, Chairman
Irl F. Engelhardt
Susan Kaufman Purcell

*	Ronald K. Calgaard was appointed to the Audit Committee in 2007 and is therefore not listed in the Report of the Audit Committee pertaining to the fiscal year ended December 31, 2006. The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of Valero’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

SHAREHOLDER PROPOSALS
We expect the following proposal to be presented by shareholders at the Annual Meeting. Following SEC rules, except for minor formatting changes, we have reprinted the proposal and its supporting statement as they were submitted by the co-sponsors of the proposal. We assume no responsibility for the statements made by the co-sponsors in connection with the proposal.
After review, our management and Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST the proposals for the reasons explained below.
PROPOSAL NO. 3 SHAREHOLDER PROPOSAL — DIRECTOR ELECTION MAJORITY VOTE PROPOSAL
(Item 3 on the Proxy Card)
This proposal was sponsored by the Sheet Metal Workers’ National Pension Fund. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
Stockholder Proposal and Supporting Statement
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Valero Energy Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.
In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of the meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.
We urge the board to adopt a majority vote standard.
END OF SHAREHOLDER PROPOSAL
* * * * * *
The Board recommends that you vote AGAINST this proposal for the following reasons:
The Board is sensitive to concerns about director nominees who do not receive a majority vote. In early 2006, after thorough deliberation, the Board determined to address these concerns by adopting a “Majority Voting Principle” included within Valero’s Corporate Governance Guidelines to provide that, in an uncontested election for the Board, a nominee for whom a greater number of votes are “withheld” than are cast for his or her election must promptly tender his or her resignation. Under these guidelines, the Board, with the recommendation of its Nominating/Governance Committee, must act on the resignation within 90 days following the shareholder meeting. The ultimate determination of the Board, including an explanation of how its decision was reached, is then to be publicly disclosed in an SEC filing. Valero’s “Majority Voting Principle” is set forth in its entirety below:
Corporate Governance Principle on Majority Voting
1.	In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (hereafter called a “Withheld Director”) will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.

2.	The Nominating/Governance Committee (the “Committee”) will promptly consider the resignation submitted by the Withheld Director, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Withheld Director, the Director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

3.	The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting when the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

4.	To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

5.	Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding the tendered resignation. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

6.	This governance principle will be summarized or included in each proxy statement relating to an election of directors of the Company.
For several reasons, the Board believes that Valero’s “Majority Voting Principle” contained in its Corporate Governance Guidelines is fully responsive to any concerns about director nominees who do not receive a majority vote. First, the Board is committed to adhering to Valero’s Corporate Governance Guidelines and to listening carefully to the collective voice of Valero’s stockholders. In an uncontested election for the Board, if a director nominee received more “withheld” votes than are cast for his or her election, the nominee’s tendered resignation under Valero’s policy will be accepted absent a compelling reason not to do so. Second, implementing a strict majority vote requirement in Valero’s bylaws, without giving the Board latitude to consider and act upon the impact of losing one or more directors, could have unintended adverse consequences for Valero and its stockholders. Such a requirement could be disruptive to the Board’s overall functioning by making it more difficult for stockholders to elect a full board. Under a rigid majority vote standard, it is possible that an entire slate of candidates might not be elected, resulting in a board of directors with an insufficient number of directors to fulfill its duties or with a substantial leadership vacuum that could cause uncertainty regarding the future direction of the company. It might also cause Valero to fail to comply with NYSE listing standards and other regulatory requirements for maintaining a sufficient number of independent directors or directors with particular qualifications, including expertise in financial and accounting matters to properly constitute an audit committee. While Valero’s Board is committed to the principle of election of directors by majority vote, it believes that it would be unwise to abandon the modest flexibility built into the current system to deal properly with potentially disruptive outcomes.
The Board believes that Valero’s existing Corporate Governance Guidelines appropriately address the concerns underlying the subject proposal while providing appropriate flexibility to deal with transitional matters so as to minimize disruption to Valero’s business.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL — SHAREHOLDER RATIFICATION OF EXECUTIVE COMPENSATION PROPOSAL
(Item 4 on the Proxy Card)
This proposal was sponsored by the Unitarian Universalist Association of Congregations. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
RESOLVED, that shareholders of Valero Energy urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Valero’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
SUPPORTING STATEMENT:
Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.
The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.
We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.
Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)
Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plan and policies in the pervious year.
Accordingly, we urge Valero’s board to allow shareholders to express their opinion about senior executive compensation at Valero by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.
END OF SHAREHOLDER PROPOSAL
* * * * * *
The Board recommends that you vote AGAINST this proposal for the following reasons:
The proposal requests that Valero’s shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and accompanying narrative disclosure. In the proponent’s view, such an advisory vote would annually provide the Board and management with useful information about whether shareholders view Valero’s senior executive compensation as being in the shareholders’ best interests.
The Board believes that the proposed advisory vote regime is impractical and that more effective means of communicating concerns to the Board are available to shareholders.
The Board firmly believes that Valero’s senior executive compensation programs are in the best interests of Valero’s shareholders because the creation of shareholder value is a core purpose of these programs. Valero’s executive compensation programs are administered by the Compensation Committee of Valero’s Board, which consists of four independent directors who do not participate in these programs. The Compensation Committee conscientiously designs and implements executive compensation programs that are performance-based, providing powerful incentives for the achievement of operating results, thereby aligning the interests of Valero’s senior executives and its shareholders.
The Board acknowledges that executive compensation is a salient topic in the current corporate governance debate, and has consistently exercised care and discipline in determining and disclosing executive compensation. However, the Board believes that not only would the proposed annual advisory vote not be a useful conduit for the expression of shareholders’ views on this topic, the proposal’s adoption would be detrimental to Valero.
Of primary significance, an advisory vote would not provide the Board with any meaningful insight into specific shareholder concerns regarding executive compensation. Valero’s executive compensation programs are multifaceted, reflecting the input of independent consultants and the Compensation Committee’s periodic review of competitive benchmark data. Were Valero’s compensation of its executive officers not ratified in any particular year, there would be no way to discern which aspect of compensation was cause for shareholder concern. Rather, such a vote would unduly pressure our Compensation Committee to compensate executive officers below competitive levels, which would disadvantage Valero in recruiting, retaining and motivating executive personnel. Further, the shareholder proponent urges adoption of the proposal based on the fact that an analogous practice is required for United Kingdom companies. However, because there is no such requirement in the United States (with good reason, in the Board’s view), and because few if any of Valero’s peer companies have adopted this practice on their own accord, the institution of an annual advisory vote could put Valero at a competitive disadvantage, negatively impacting shareholder value.

An advisory vote focusing on just one aspect of Valero’s operations — compensation — will not enhance stockholder opportunity to communicate with the Board or Board accountability. Valero’s shareholders have multiple avenues to meaningfully communicate their concerns to the Board, with respect to executive compensation or otherwise. Shareholders can both directly contact the Board and make proposals for inclusion in Valero’s annual proxy statement. Valero’s directors are subject to election by the stockholders at annual meetings, which should be, and are, referenda on the overall performance of the Board and the management that is under its supervision.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 5 SHAREHOLDER PROPOSAL — SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN POLICY PROPOSAL
(Item 5 on the Proxy Card)
This proposal was sponsored by the United Brotherhood of Carpenters and Joiners of America. Its address and number of voting securities held will be provided to any shareholder promptly upon oral or written request.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN POLICY PROPOSAL
Be it Resolved: That the shareholders of the Valero Energy Corporation (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.
Supporting Statement: We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established two supplemental plans, a Excess Pension Plan and a SERP. These retirement plans provide the Company’s chief executive officer (“CEO”) and other senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plans.
At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established two supplemental pension plans as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The Excess Pension Plan and the SERP establish a higher compensation level on which to calculate senior executives’ pension benefits by including the executive’s full salary and annual bonus in the compensation figure. The Company’s 2006 proxy statement indicates that the combined salary and bonus figure was $4,900,000 for the CEO approximately 22 times the $220,000 compensation limit in the Company’s tax-qualified pension plan.
Our position is that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the supplemental plans for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the supplemental plans. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executives’ salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.
END OF SHAREHOLDER PROPOSAL
* * * * * *
The Board recommends that you vote AGAINST this proposal for the following reasons:
Valero’s executive compensation programs are administered by its Board’s Compensation Committee. The Compensation Committee is composed of four independent directors who do not participate in Valero’s executive compensation programs. Valero’s executive compensation programs are intended to provide strong incentives for high performance, enabling Valero to recruit, retain and motivate the executive talent necessary to be successful. Valero believes that the talent and ability of its executive management has been critical to Valero’s business results, unique business model, and standing in the refining industry. Valero believes that there exists fierce competition to attract and retain the highest quality management team and that ultimately it is competition for scarce management resources that drives compensation. To meet these challenges and continue to prosper in this environment, Valero needs the ability to adapt its compensation programs as necessary to respond to a highly competitive business environment as well as changes in laws and contractual arrangements.
Retirement benefits are an important component of a senior executive’s overall compensation program and are essential to recruiting, retaining and motivating the most talented executive personnel. Valero maintains a non-qualified supplemental executive retirement plan (SERP), which provides supplemental pension benefits to certain highly compensated employees. Compensation for purposes of the SERP includes salary and bonus as reported in the Summary Compensation Table.
All Valero employees other than certain represented employees and employees in our retail group are covered under Valero’s retirement plans, and “covered compensation” under each of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus.
The proposal seeks to alter this carefully considered executive compensation program by establishing a policy that would cap the “covered compensation” used to establish benefits to a senior executive’s annual salary, and prevent all incentive or bonus pay from being included as covered compensation.
The Board believes that implementation of this proposal would limit the ability of Valero’s Compensation Committee to craft, consistent with its members’ fiduciary duties, a senior executive compensation program consistent with the aims of recruiting, retaining and motivating talented senior executives to deliver maximum performance for Valero’s stockholders. The proposal would place Valero at a significant competitive disadvantage and be detrimental to its shareholders’ interests. In addition, the Board believes that excluding performance-driven pay from retirement benefit calculations makes performance pay, perhaps the most critical component of Valero’s executive compensation strategy, less valuable to executives, which diminishes the performance incentive effect of such pay.
Therefore, the Board recommends you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain information regarding our compensation plans as of December 31, 2006.

	Number of		Number of
	Securities to be		Securities
	Issued Upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding	Outstanding	Under Equity
	Options, Warrants	Options, Warrants	Compensation Plans
	and Rights	and Rights	(3)
Approved by stockholders:

2005 Omnibus Stock Incentive Plan	466,300	$49.78	19,235,942

2001 Executive Stock Incentive Plan	2,965,560	10.23	—

Non-employee director stock option plan	405,000	15.21	278,000

Non-employee director restricted stock plan	—	—	261,458

UDS non-qualified stock option plans (1)	—	—	—

Premcor non-qualified stock option plans (1)	1,443,222	21.55	—

Not approved by stockholders:

Non-qualified stock option plans	15,442,354	6.71	—

2003 All-Employee Stock Incentive Plan (2)	13,700,782	27.69	3,162,234

Total:	36,434,469	16.21	22,937,634

(1)	These plans were assumed by Valero (a) on December 31, 2001 upon consummation of the merger of Ultramar Diamond Shamrock Corporation (UDS) with and into Valero, and (b) on September 1, 2005 upon consummation of the merger of Premcor Inc. with and into Valero, as applicable.

(2)	Officers and directors of Valero are not eligible to receive any grants under this plan.

(3)	Securities available for future issuance under these plans can be issued in various forms, including performance awards, restricted stock, and stock options.
For additional information on these plans, see Note 22 of Notes to the Consolidated Financial Statements of Valero for the fiscal year ended December 31, 2006 included in Valero’s annual report on Form 10-K.

MISCELLANEOUS
GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.
We post the following documents on our website at http://www.valero.com (in the “Investor Relations” section). These documents are available in print to any stockholder. Requests for documents must be in writing and directed to Valero’s Corporate Secretary at the address indicated on the cover page of this proxy statement.
•	Certificate of Incorporation

•	Bylaws

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Executive Committee Charter

•	Finance Committee Charter

•	Nominating/Governance Committee Charter
SHAREHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication in an envelope addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Corporate Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated below under the caption “Notice Required for Stockholder Nominations and Proposals.”
NOTICE REQUIRED FOR STOCKHOLDER NOMINATIONS AND PROPOSALS
Under our bylaws, stockholders wanting to bring any business before an annual meeting of stockholders, including nominations of persons for election as directors, must give prior written notice to Valero’s Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in Valero’s bylaws. A copy of the bylaws may be obtained from our website or by writing to the Corporate Secretary of Valero at the address shown on the cover page.
Recommendations by stockholders for directors to be nominated at the 2008 annual meeting of stockholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at the principal executive office of Valero at the address shown on the cover page not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting.
These bylaws do not affect any stockholder’s right to request inclusion of proposals in Valero’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Rule 14a-8 specifies what constitutes timely submission for a stockholder proposal to be included in Valero’s proxy statement. If a stockholder wishes to bring business before the meeting that is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws. A copy of these procedures is available upon request from Valero’s Corporate Secretary at the address shown on the cover page.
One of the procedural requirements in our bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received at our principal executive offices at the address shown on the cover page not less than 60 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting. These bylaws procedures govern proper submission of business to be put before a stockholder vote, but do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2008 annual meeting of stockholders, stockholder proposals must be received by Valero’s Corporate Secretary at our principal offices in San Antonio, Texas by November 23, 2007. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.
OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.
FINANCIAL STATEMENTS AND ANNUAL REPORT
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2006, are contained in Valero’s Annual Report on Form 10-K, which is being distributed to stockholders with this proxy statement.
Valero’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not, and should not be treated as, a part of the proxy materials.
HOUSEHOLDING
The SEC’s rules allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.

TRANSFER AGENT
Computershare Investor Services, Chicago, Illinois, serves as our transfer agent, registrar, and dividend paying agent with respect to our common stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
P. O. Box 43078
Providence, RI 02940-3078
(888) 470-2938
(312) 360-5261
By order of the board of directors,
Jay D. Browning
Senior Vice President and
Corporate Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 23, 2007

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the three Class I Directors to serve until the 2010 Annual Meeting.

1. Nominees:		For	Withhold		For	Withhold		For	Withhold	+

	01 - Ruben M. Escobedo	☐	☐	02 - Bob Marbut	☐	☐	03 - Robert A. Profusek	☐	☐

B	Issues — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposals 3, 4 and 5.

		For	Against	Abstain		For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2007.	☐	☐	☐	4. Vote on a shareholder proposal entitled, “Shareholder Ratification of Executive Compensation Proposal.”	☐	☐	☐

3.	Vote on a shareholder proposal entitled, “Director Election Majority Vote Proposal.”	☐	☐	☐	5. Vote on a shareholder proposal entitled, “Supplemental Executive Retirement Plan Policy Proposal.”	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. All joint holders must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate full title or capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

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<STOCK#>                 00P0OB

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VALERO ENERGY CORPORATION

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2007 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 26, 2007 at 10:00 a.m., Central Time, at Valero’s offices located at One Valero Way, San Antonio, Texas 78249 (near the southwest corner of the intersection of I.H. 10 and Loop 1604 West.)
By signing on the reverse side, I (we) hereby appoint each of William R. Klesse, Gregory C. King and Jay D. Browning as proxy holders, with full power of substitution, to represent and to vote all stock of Valero Energy Corporation that the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Company’s offices at One Valero Way in San Antonio, Texas on Thursday, April 26, 2007 at 10:00 a.m., including any adjournment thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.
Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
This proxy will be voted or not voted as you direct. In the absence of such direction it will be voted FOR Proposals 1 and 2, and voted AGAINST on Proposals 3, 4 and 5.